AMENDED[1]JOBS ACT / REGULATION A, AS AMENDED - OFFERING CIRCULAR[2]
THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND THE STATE OF NEW YORK NEW YORK ATTORNEY GENERAL - INVESTOR PROTECTION BUREAU, DO NOT PASS UPON THE MERITS OF OR GIVE APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, OR PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION AND PURSUANT TO REGISTRATION WITH THE STATE OF NEW YORK; HOWEVER, NEITHER THE COMMISSION NOR THE STATE OF NEW YORK HAVE MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.[3]
Issuing Company: Finger Lakes Region Rural Broadband Company, Inc.
Issuers Representative: Tony Ramos, President
2426 L'Enfant Square, SE
Suiite 700
Washington, D.C. 20020
202-236-3427
tramos@urbroadband.com
DATE OF OFFERING CIRCULAR: December 12, 2017
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC: Currently qualified to sell


DESCRIPTION OF SECURITIES: $5,000.00 / $20,000,000.00 common/voting shares /
Tier 1 Regulation A[4]
MATERIAL RISK: THE COMPANY HAS NO OPERATING HISTORY. SEE OTHER RISKS SHOWN IN
THIS OFFERING CIRCULAR.
MITIGATION OF RISK FACTOR: THREE-DAY RIGHT OF WITHDRAWAL AFTER SIGNING OF SALES
CONTRACT
UNDERWRITERS: none.
DISTRIBUTION SPREAD TABLE
Asking price to public
	Seller discounts and commissions
	Proceeds to Issuer or to other persons per unit
	Termination date
	Total maximum securities offered
	Total minimum securities offered
	$1.50 per share,diluted.[5]
	Sellers:none other than the Issuer's representative as of this amendment
	100% to Issuing company[6]
	Four years after last qualification date
	13,333,333
	3,333
	*Per Model B instructions, investors are advised as follows: as of (the date of qualification by the SEC) this amendment, FLR has no current retained third-party sellers to whom commissions will be paid. (Retainer agreements are posted in the EDGAR file for this offering.)






..


TABLE OF CONTENTS


TABLE OF
CONTENTS.......................................................................
.........................i-ii


I . INTRODUCTION - FORWARD-LOOKING
STATEMENT DISCLAIMER AND OFFERING SUMMARY...1-12


II . ITEM 1. SUMMARY INFORMATION,
RISK FACTORS AND
DILUTION.......................................................................
.......12-29


III . ITEM 2 . PLAN OF DISTRIBUTION.................30-32

IV. ITEM 3 . USE OF PROCEEDS TO ISSUER....32-39


V . ITEM 4 DESCRIPTION OF BUSINESS.....39-49


VI. ITEM 5 . DESCRIPTION OF PROPERTY.....49-52


VII. ITEM 6. DIRECTORS, EXECUTIVE OFFICERS
AND SIGNIFICANT EMPLOYEES....52-66


VIII. ITEM 7. REMUNERATION OF DIRECTORS AND OFFICERS....66


IX . ITEM 8 . SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN SECURITYHOLDERS ...........67-69


X. ITEM 9. INTEREST OF MANAGEMENT
AND OTHERS IN CERTAIN TRANSACTIONS................70-73


XI. ITEM 10 . SECURITIES BEING OFFERED..........74-79


XII. ITEM 11. THIRD-PARTY
SELLERS........................................................................
..80


XIII. ITEM 12. COMPLIANCE - FOREIGN INVESTMENT AND
        NATIONAL SECURITY ACT OF
2007....................................................................81




i




XIV. ITEM 13. ANTI-MONEY LAUNDERING &
       REPORTING OF SUSPICIOUS
ACTIVITY........................................................81-82


XV. ITEM 14. ALTERNATIVE PAYMENT METHODS
       ON BLOCKCHAIN
TECHNOLOGY..................................................................82-
83


XVI. ITEM 15. REQUEST FOR
       CONTINUING
QUALIFICATION..................................................................
...........83
































































ii




I .


 INTRODUCTION


A .  FORWARD-LOOKING STATEMENT DISCLAIMER

This Offering Circular relates to the offer and sale of up to $20,000,000.00[7] in JOBS Act Regulation A - Tier 1 common voting shares at the asking price of $1.50 per share, to be issued by Finger Lakes Region Rural Broadband Company, Inc. (hereinafter, FLR.) FLRs parent company, Rural Broadband Company, Inc. (hereinafter, RBC), posts JOBS ACT offerings on its website at www.urbroadband.com. The principal offices are located at 2426 L'Enfant Square, SE, Suite 700, Washington, D.C. 20020. The phone number for these offices is
(202) 462-5238.

This forward-looking disclaimer is governed by 15 U.S.C  78u-5(c).


Statements in this offering circular may contain forward-looking statements. Such statements relate to future, not past, events. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target."
Forward-looking statements by their nature address matters that are, to different degrees, uncertain, including expected cash and non-cash charges, expected income, earnings per share, revenues, organic growth, margins, cost structure, restructuring charges, cash flows, return on capital, capital expenditures, capital allocation or capital structure, and dividends.








1
Particular uncertainties that could cause actual results to be materially different than those expressed in these forward-looking statements include obtaining any required regulatory reviews or approvals, the ability to reduce costs on installations, and/or variations in law, economic and financial conditions, the impact of conditions in the existing served broadband market, and variable conditions that may affect the user adoption rate for broadband in the unserved areas where FLR plans to make installations.
Further uncertainties may include FLRs ability to maintain a credit rating and the impact on its funding costs and competitive position if it does not do so, the adequacy of its cash flows and earnings and other conditions which may affect FLRs ability to pay a dividend or to repurchase shares, which may be affected by its cash flows and earnings, and other factors.
Other uncertainties may include, FLRs ability to convert pre-order commitments into orders, the price it realizes on orders since commitments are stated at list prices, customer actions or developments such as cancellations and other factors that may affect the level of demand and financial performance of customers served, the effectiveness of its risk management framework, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of regulation and litigation, FLRs capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions, FLRs success in completing, including obtaining regulatory and zoning approvals.
Further, uncertainties may limit FLRs success in integrating acquired businesses and operating joint ventures, its ability to realize anticipated earnings and savings from transactions, acquired businesses and joint ventures, the impact of potential information technology or data security breaches, and the other factors that are described throughout this offering circular. These or other uncertainties may cause FLRs actual future results to be materially different than those expressed in these forward-looking statements. FLR does not undertake to update these forward-looking statements.
FLRs public communications and SEC filings may include certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.








2


The securities offered herein are speculative securities. Investment in the securities involves significant risk, and investors are required to hold the investment for a definite period of time. Investors should purchase these securities only if the investor can afford a complete loss of the investment.

No Federal or State securities commission has approved, disapproved, endorsed, or recommended this offering. Investors should make an independent decision whether this offering meets the investors investment objectives and financial risk tolerance level. No independent person has confirmed the accuracy or truthfulness of this disclosure, nor whether it is complete. Any representation to the contrary is illegal. Furthermore, these authorities have not passed upon the accuracy or adequacy of this offering circular. Any representation to the contrary is a criminal offense.

This offering circular contains all of the representations by FLR concerning this offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this offering circular.


In making an investment decision investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved.


The securities being offered have not yet been qualified under Federal or State law. FLR plans to qualify this offering, initially, with the State of New York, as a qualifying State, so that its offering with the Securities and Exchange Commission may be qualified as a JOBS Act - Regulation A - Tier 1 Offering.


FLR plans to require any third-party sellers to prove to investors, their registration and qualification to sell these securities in New York and other States, as allowed by the regulations that govern this offering. FLR may also, as the Issuer, offer or sell the offered securities in other States or the District of Columbia upon further qualification as required by law.
















3


No person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this offering circular, and, if given or made, such information or representations must not be relied upon as having been authorized by FLR.


RBCs website at www.urbroadband.com and its corporate blog located thereon, as well as its Facebook, Tumblr and Twitter accounts, contain a significant amount of general information about RBCs companies and projects. FLR encourages investors to visit these websites from time to time, as information is updated and new information is posted.
Investors should consult with their own attorneys, accountants and other professional advisors as to the legal, tax, accounting and other consequences of an investment in FLR.


B .
OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that the investor should consider before investing. Investors should carefully read the entire Offering Circular, especially concerning the risks associated with the investment in the securities covered by this Offering Circular discussed throughout this document. The term FLR refers to Finger Lakes Region Rural Broadband Company, Inc., a New York corporation.
Statements in this offering circular are forward- looking statements.










4
This Offering Circular relates to the Offering of up to $20 million, including up to $6 million which may be sold by third-party sellers[8] of common voting shares at the asking price of $1.50 per share.
FLRs business originally formed in order make application for Federal grant funding for rural broadband, in 2009. RBC is a group of companies that seeks funding from government procurement opportunities, that is grants and bids, at the Federal and State levels. With the advent of the JOBS Act, in 2013, RBC added private equity funding to its portfolio of funding sources. Upon funding, FLR will use the proceeds from those sources to build interconnector broadband infrastructure in what is known as the unserved rural census blocks and other such areas, in the rural United States.
FLR was formally organized in New York after passage of the JOBS Act. Thus, upon its effective date in 2013, FLR registered under JOBS Act, Rule 506, with the filing of Form Regulation D, with the Securities and Exchange Commission (hereinafter, the SEC).
In 2015, the SEC made applicable the second of three JOBS Act offering opportunities, Regulation A, anecdotally known as Reg. A+. With the opening of Reg. A+, FLR made its registration for qualification application to the SEC. FLR has been notified by the SEC that, upon qualification by a State, as required under the Reg. A+ Tier 1 rules, the SEC application will be qualified. With this amended offering circular, FLR now adds a further funding technology, known as blockchain technology. This offering circular adds the blockchain technology payment method known as 'Bitcoin.' This technology, as well as the method of achieving cash proceeds are discussed below in this amended offering circular.
Investors may know, here, however, that the utilization of this new funding technology payment method will be implemented only within the parameters of this Regulation A offering. In this manner, FLR may continue to provide the transparency benefits of this offering to the investor, and with a full review having been undertaken by the regulatory agency, The United States Securities and Exchange Commission.


5
According to the Federal Communications Commission (hereinafter, the FCC), there are a minimum of 84,000 census blocks that are unserved for broadband in the rural United States. There are currently more than 46 million people living in the rural United States. Thus, the task is quite large, the market vast. Because certain rules concerning exempt limited offerings and transactions govern the exemption, FLR started its Rule 506 JOBS Act offering with a one class/one price format of an asking price of $1.50 per share/common voting stock. For consistency, FLR carries that scenario into its JOBS Act Reg. A+ offerings, including in this offering circular.
When considering the extensive recitation as to forward-looking statements shown above, as well as other significant risk factors discussed throughout this offering circular, including in this summary, and as otherwise required by JOBS Act rules, FLR includes in any investment contract, a 3-day cooling off right of withdrawal clause.
Investing in FLR is not without risks, and there is no guarantee of a return on investment. The investment contract gives FLR the sole discretion in applying any amounts that it receives from an investor. If FLR becomes subject to a bankruptcy or similar proceeding, a holder of a security will have a general unsecured claim against FLR that may or may not be limited in recovery.
The intended focus of FLRs business is the last mile rural broadband interconnector sector. FLR has a focus on rural census blocks that are deemed unserved for broadband by either the FCC, or any other Federal agency or Department, or any State, or as result of any survey that FLR may conduct where evidence suggests that, despite not being on any Federal or State map, there is no broadband in certain rural census block areas.
Proceeds from the investments typically will be applied towards the installation, first, of the connector or middle mile infrastructure. The last mile refers to not the actual last mile, but more to the anecdotal, as if crossing the finish line in a drawn out process. The last mile is, basically, the last part of the outside infrastructure, say on a residence. For those who have cable of fiber in their home, the last mile is where the connection box on the outside of the home is located. For those who have a wireless connection, the last mile is where the receiving device is placed on the home to receive the






6
wireless signal from, say, a cell. tower. For those homes that have satellite, the last mile is basically the dish that is bolted to the home. FLRs systems may include components of co-location with wireless, cable, fiber or satellite as a last mile interconnector company.
The last mile interconnects with a middle mile infrastructure. That is the infrastructure that is, for example, in a cable/fiber system, running along the right-of-way out by the sidewalk on a residential street. In a satellite connection, the middle mile starts at the satellite. With wireless, the middle mile starts at the place where the wireless signal is sent to the residence, and could be a cell. tower, a sending radio bolted to a mast to a barn, or a silo on a farm, as examples.
Interconnector companies like FLR do not provide actual program content to residents. Residents are free to purchase all manner of retail convenience products and services that make modern life on the internet more enjoyable. Thus, residents can sign up with their own email accounts, or use, for example, Gmail. While FLR will provide streaming video equipment, and provide a consumer choice as to what any customer may want to watch, from Netflix, Hulu, Crackle, HBO or any of the others, FLR does not provide content shows or any other streaming service. Such distinction keeps separate the key function of the interconnector sector, infrastructure, from the Broadband Internet Access Service (hereinafter, BIAS) service provider sector, typically the local cable company, or, as indicated, streaming video companies. This specific BIAS definition was expanded in the FCCs most recent Open Internet rules.
In the second instance, proceeds from the investment will be applied towards the installation of last mile outside infrastructure components at the homes and residences of customers. This function is much like installing the cable box or satellite dish on the outside of the home, but instead using, in some instances, wireless radios that have been approved by the FCC under a technology called white space. In other areas, however, more traditional wireless technology, known anecdotally as microwave will be utilized, in each case depending on the terrain, among other factors. For areas where the terrain completely prohibits those technologies, FLR will make every attempt to provide satellite interconnector service.
In the third instance, proceeds from the investment, will be applied for the purchase, installation and customer use of the kit components inside the home. The kit is basically the same, at this stage of the installation, as with any other residential service, and investors can compare what is in their own homes with FLRs projected system service. It will include a broadband, T.V., and a smartphone service component. The kit


7
includes a tablet device, a router for indoor WiFi, a streaming video kit for T.V., and an app. that synchronizes the residents smartphone account with a voice-over-Internet-Protocol account (VoIP), so that the user can use the smartphone at home, where there typically is no cell. service.
Finally, proceeds from the investment will be applied for customer acquisition and retention, sales and service. In this regard, advertising will likely mirror what any consumer views on the T.V. at any time with the broadband and phone companies. Making sure that a professional customer service, installation and repair team are in place will be major factors towards achieving customer acquisition. Customer satisfaction ratings must be a # 1 priority.
In order to achieve the investment proceeds, FLR will utilize the services of professional third-party sellers. The Reg. A+ rules allow for such sellers that include underwriters, brokers, dealers, sellers and finders. The rules provide guidance on cover contracts that must be signed by FLR and the third-party sellers. The cover contracts require certain disclosures, including commission rates, that must be made public by posting of the contracts on the SECs electronic filing system, called EDGAR. Some components, like commission rates, must be, and will be posted on the cover of this offering circular, once such sellers are retained.
FLR anticipates retaining such third-party sellers, and makes continuous efforts to do so. Those sellers must satisfy registration requirements of any State in which they will be selling. Reg A+ allows for up to $6 million[9] of the $20 million Tier 1 offering amount to be sold by third-party sellers. Upon qualification of this amendment, FLR will sell through the third-party sellers, and by  the Issuers representative, Mr. Ramos.






8




For JOBS Act - Regulation A - Tier 1, SEC Rule 144 has been amended to allow the investor to sell up to thirty percent of shares purchased immediately, instead of waiting for the one-year period, and further requires the investor to notify FLR, so that FLR may keep accurate records.
Up to $6 million[10] of this offering, as allowed by the Tier 1 rules, is to be conducted by the third-party sellers. In the case of underwriters, at the time of their retainer, such will be retained on either a take and pay basis, or on a best efforts basis, both as allowed by the JOBS Act regulations. Under New York securities rules, for broker-dealers on a best efforts basis, this offering circular is made in compliance with that section. If being sold by broker-dealers on a firm commitment basis, further notice will be provided upon retainer of such persons or companies. FLR will pay a commission or other remuneration to the the third-party sellers.
This Offering Circular relates to the offer and sale of up to $20 million, including up to $6 million which may be sold by third-party sellers [11] of common/voting shares at the asking price of $1.50 per share. There is no other class of shares. There are no selling shareholders. Although shares are being offered at the asking price of $1.50 per share, market conditions and the efforts of third-party sellers will ultimately determine the selling price of shares to any individual investor.








9
The table below identifies general information about the breakdown of the proceeds. As an approximation, the scenario presents a hypothetical project area of 1,500 homes that are in contiguous unserved census blocks, where the middle mile interconnect co-location point is also contiguous to those blocks. In general, FLR considers the last mile and customer install equipment inside the residence costs, together, for an average of $3,000.00 per residence just to be able to activate service, or $4.5 million, of the $6 million. In order to serve those 1,500 homes, FLR will need to install a minimum of 20 middle mile transmitters, to receive the signal from the middle mile broadband connection, and then transmit it to the last mile receiver at the residence. Based upon an install already completed, FLR can approximate a sunk cost expenditure, per location of $4,500.00, or $90,000.00 for the 20 middle mile sites.
For those 20, locations, in order to be able to provide broadband speeds that are in compliance with general guidelines and also established rules in some states, but typically with a capacity of no less than 100 mbps, FLRs wholesale costs will be $1,200.00 per month, per location, with a minimum of a three-year wholesale contract, so as to be prepared for full service as each residence comes online, or $518,400.00. The remaining proceeds, will be applied to the customer acquisition and retention components, including significant advertising and loss leader component offerings to new customers, as well as rents on sending radio sites and, of significant importance, user adoption rate and customer service programs and services.
For FLRs systems, streaming video is a feature that has significant consumer appeal. Without deciding, or indicating any set market price per month for service, and taking the above amounts as sunk costs, and including providing the kit package that will deliver in-home WiFi for data, streaming video with a minimum of two prepaid programming services of the customers choice, plus Skypes app. service that syncs the customers smartphone account and features to FLRs system, for a seamless smartphone service where it did not exist before, FLR estimates a conservative monthly net gain, per customer of $50 per month, or $1,800,000.00 per year, or approximately 45 months for a full return on investment time period.










10


In the event a customer fails to make payment on a due date, FLR will have the option to pursue various remedies. When considering that folks in the unserved areas will be achieving broadband in the home for the first time, however, FLRs policy will be to keep the customer instead of cutting the service. FLR may utilize an extension program like that used by Verizon, for a short-term/no penalty extension. In extreme cases, collection remedies could imposing a late charge. As an example a late charge could be equal to the lesser of (i) 4% of the unpaid payment amount or (ii) the maximum amount permitted to be charged under applicable law. FLR could, in the alternative, charge interest at a default rate. Such a rate could be equal to the lesser of (i) 20% per annum or
(ii) the maximum rate permitted to be charged under applicable law. Most broadband providers also charge a disconnect and equipment return fee. FLRs research has indicated, however, that the costs of acquiring a new customer, then disconnecting, then reconnecting, may not be worth the effort of disconnecting. For these reasons, FLR will want to do everything possible to avoid a disconnect.
Any and all collection proceeds received by FLR will be applied first, to all costs and expenses of any nature whatsoever incurred by FLR for the maintenance, preservation, defense, protection, sale, other disposition, collection, including without limitation court costs and reasonable attorneys fees, expenses, including those associated with the defense or any related action, claim or demand, and disbursements, second, to accrued and unpaid amounts owed, and third, to any further disconnect and equipment pick up costs.

The statement of cash flow set forth below with respect to the period from October 16, 2015 to July 6, 2016, based on a calendar year reporting, is derived solely from FLRs banking statements, which are not audited, and have not been reviewed by any person in the bookkeeping or accounting sectors. The amounts, as shown are very small, and reflect only investment proceeds from JOBS Act / Rule 506 investors, and were made for the purposes of developing project areas in the FLR project areas. Further, and importantly, FLR, as indicated above, was formed specifically to qualify for JOBS Act / Rule 506 opportunities, and therefore, only in the year, 2013. Prior to its formation for this purpose, however, the project areas in the Finger Lakes region that were made a part of government procurement funding applications, were funded by private companies who paid fees for completing and processing grant applications.






11


The current project areas are distributed throughout the Finger Lakes region counties of Seneca and Cortland, and among those, the following are in FCC Rural Broadband Experiment zones: Tyre, Junius, Freetown, Varick and Marathon. A sixth project area is in Waterloo.
The previous government procurement funding projects throughout the Finger Lakes region, would, therefore, be the beneficiaries of the funding proceeds by investors.


Statement of Cash Flows
For the Period 10/16/2015 to 12/12/2017


Cash flow from operating activities - net income
      -10,000.00

Cash provided by/used in operating activities
        -10,000.00


Net increase in cash
                       -10,000.00


Cash at hand on November 30, 2017
                             0




II.
ITEM 1.
 SUMMARY INFORMATION, RISK FACTORS, RISK
 MITIGATION FACTORS, DILUTION AND MATERIAL DISPARITIES


        A. Summary Information:


Investing in FLR involves a high degree of risk. In deciding whether to purchase shares, you should carefully consider the following risk factors and additional information about the risks associated with the investment that may be contained throughout this offering circular. Any of the following risks could have a material adverse effect on the value of the shares purchased and could cause the investor to lose all or part of the initial










12


investment or could adversely affect any future value which the investor expects to receive on the shares. Only investors who can bear the loss of their entire investment amount should purchase shares.

This Regulation A+ opportunity is for what is called the interconnector sector of the telecommunications infrastructure industry. This sector provides the system whereby broadband internet access service (BIAS) providers, as currently defined by the FCCs rules, sell their retail services to customers. These are BIAS companies like Netflix, Hulu, Crackle, YouTube, Apple TV, as well as the traditional content providers, like Comcast and Time Warner Cable, and also companies like Google, Firefox and Microsofts Internet Explorer.


The official statutory language for the interconnector sector may be found at 47 U.S.C. 251.


Interconnector companies are the independent companies that provide the structure by which telecommunications and broadband signal is transferred. Companies like American Tower Company are interconnector companies for wireless communications. That is to say, that American Tower itself, does not generate any telephone or internet service or content, but rather buys plots of land, builds towers on them, brings signal to its tower, and then leases tower space, like leasing an apartment, to telecommunications, radio, T.V., broadband, and other companies. Companies like American Tower are often referred to as vertical hotels, to describe their for rent function.


Companies like Lightower, are fiber interconnector companies. That is to say that Lightower will, based on its market analysis and other issues, including customer needs, lay fiber to certain sections, and then charge a fee to anyone who wishes to use it, and charge a fee to make it work for the customer. Companies like Lightower will connect to a broadband trunk line, sometimes anecdotally known as the first mile, with a typical industry plug-in, then wholesale the broadband service from a broadband broker, then sell the connection as a part of its service. Like with tower companies, however, Lightower and other fiber companies, do not sell retail content, or any other end-user services, like email or streaming video. Such companies are strictly on the industrial side.










13




This being said, such companies as Verizon, Comcast and Time Warner Cable, have some own their own infrastructure. In this regard, they, too, could be considered, and are by FLR, considered, interconnector companies. In some areas of its projects, the closest connection where FLR could, achieve a broadband connection, will be where the closest broadband signal is located.


Companies like Verizon do not limit their business to just selling wholesale to interconnector companies like FLR. Instead, all of those companies sell a wide variety of retail products and services, like the triple-play for phone/data/T.V. This distinction, of these added services, places them into a separate category for purposes of being regulated by the FCC as Broadband Internet Access Service (BIAS) providers.


On February 26, 2015, the FCC issued new rules that govern both the interconnector sector and the BIAS providers. See, In the Matter of Protecting and Promoting the Open Internet, GN Docket No. 14-28.


Thus, for investor purposes, FLR is more like companies like American Tower or Lightower. That is to say that FLR does not sell retail content that it originates, and does not sell retail services, like the triple-play. Customers wanting any of those services, instead, are free to go onto FLRs system and decide what it is that they wish to purchase. For example, with its installation in the Mid-Hudson region project area, one of FLRs sister companies co-locates with Time Warner Cable to supply, wholesale, the internet service. Once customers begin using that system, and paying a fee to do so, such customers may, if they choose to do so, contact Time Warner Cable, and purchase the retail package that is the triple-play. Or, they may choose not to do so, and instead purchase other retail services, like streaming video content, or both.


To place in more focus, therefore, the actual on-the-ground components of the interconnector concept, essentially, broadband comes from multiple sources at a first mile. In the FLR project area of New York, for example, it comes, most likely from what is called, anecdotally, New Yorks dark fiber network. This is an actual network of fiber, owned by the State of New York, used by all of its own agencies, and then extra capacity is sold to brokers, who, in turn, sell it to what are known as middle mile companies. In all instances of stand-alone or with additional service, middle mile companies are those, like the ones mentioned above, who have purchased that signal from, for example the State of New York, to resell it. Those companies either use it to sell services to their own customers, or they resell it to companies like FLR.






14




In the case of reselling the middle mile broadband service, those sellers will sell to last mile companies, like FLR. Last mile refers simply to the end point where the connection is made, typically to a business or a residence, and not to an actual mile. Most of the larger telecommunications companies that have their own infrastructure, like Time Warner (now a part of Charter Communications) Cable, Comcast and Verizon, to name a few, are also last mile providers. That is to say, they sell retail services, and provide installation and service inside the building or residence. In this sense, those companies are both middle mile and last mile providers. And, they can be interconnector-only providers, or they can be BIAS providers.


In order to bring the interconnector function for rural America more into focus, investors and regulators may know that all of those large companies have drawn their own lines as far as the rural edge of the internet world for themselves. For a variety of reasons, primarily having to do with the all-important cost/density cost ratio, they simply will go no further, ever, under their present business models, absent new incentives, of which there are very few at the present time.


As both the federal government and the States, now tracking internet connections since its usage began to be commonplace some few decades ago, begin to grapple with how to make sure that all areas of the country have internet, concerted efforts are underway to define what is an unserved area, and how best to entice innovation and expansion from new companies like FLR.


For example, the following statistics exist for unserved census blocks in the FLR investment project area:




SENECA COUNTY, NEW YORK


FCC Rural Broadband Experiment Unserved Census Blocks


Total: 172
Population: 2,158
Housing Units: 851
Eligible Locations: 789











15


10/01/14 SBI - New York State Broadband Data Unserved Census Blocks


Total: 730
Population: 2,929
Housing Units: 1,368

CORTLAND COUNTY, NEW YORK


FCC Rural Broadband Experiment Unserved Census Blocks


Total: 438
Population: 5,038
Housing Units: 2,199
Eligible Locations: 2,124

10/01/14 SBI New York State Broadband Data  Unserved Census Blocks


Total: 796
Population:  5,689
Housing Units: 2,507




These vast amounts of unserved census blocks form the foundation of new companies like FLR. That is to say that companies like FLR, that specialize only in this large market, represent the future that will allow for the completion of broadband infrastructure in the United States. At the same time, however, and now with the original founders in their eighth year, FLRs analysis and, therefore, development efforts have led it to the conclusion that the best way forward, for the country, and for investors, is to simply limit the expansion efforts to only interconnector expansion. In other words, there is enough middle mile infrastructure, and there are enough BIAS retail sellers in the contiguous areas so as to allow for folks in rural America to very quickly ramp up and join folks in urban and suburban areas to enjoy the benefits of broadband once FLR installs the last mile system.


Thus, this project is limited to unserved rural areas of the Finger Lakes region in New York, and provides such interconnector infrastructure for homes, businesses, and rural cities.






16




        B. Risk Factors:


1. Statements of future forecasts, projections and expectations are not statements of returns on investment;


2 . Market penetration may not be immediate.


There exists an issue of equal importance to infrastructure expansion for resolution relative to the full expansion of broadband in the rural United States, having to do with the user adoption rate. FLRs research has led it to issue this caution to investors as among the risk factors. FLRs position, so as to best inform investors, is that this factor weighs in as much as 50%, the other half being the installation of the last mile infrastructure, in its potential success.


Among the references that have guided FLR in posting this cautionary selection is the history of rural electrification in America. For, although New Deal legislation solved the problems of removing monopoly control of electricity, and provided funding, not until a separate agency to improve the user adoption rate was created, did the possibility of folk actually using it, and therefore paying for it, result. Among the most creative ways to insure that, by having an electrical outlet in the home, rural residents would actually plug something into it, was the promotion, inexpensive sale of and financing of appliances. After completing surveys, the three items chosen as the most important to future rural consumers were the electric iron, the washing machine and the refrigerator. Thus, many more-senior investors in FLR may recall a time when, before Sears, their parents went to the local electric company to pay their bill, and also to buy appliances.


With history as a guide, therefore, FLR will seek to minimize this risk, while, at the same time, cautioning investors as to its existence. For FLRs projects, where folk do not have any broadband on their smartphones when they arrive home, and no internet at all in the home, there will be incentives to use the system once up and running. One such non-negotiable, and by comparison to the rural electrification gadgets, is that a tablet will be provided to each residence where service is established. Many customers will already have a tablet, like an iPad, but for FLR, providing one as part of its system guarantees, for FLR and for the customer, the router connection, the smartphone VoIP app., as well as the company app., where all billing and feature changes can be made.








17




The second prong of FLRs user adoption rate mitigation program will be constant and competitive advertising across all media lines, targeted to the project area. FLR has worked hard to arrive at a concept that brands its service, while at the same time, conveys its message, and believes that My First Car Club conveys that message. Since there was never even a word like Google FLR believes that it is not that far off the mark. Importantly, however, being a member of a club is fun, members can communicate on FLR social media pages, and FLR can give its retail/customer support outlets a matching name: The Shop.


The advertising campaign will be a sustained effort, tailored in each area to the local benefits of the community, like the City of Binghamtons next July Festival, for example. Importantly is the fact that, although suburban areas that are near the rural areas seem to have a captive market for the BIAS companies, in fact, advertising, especially on T.V. is non-stop. Such advertising, which runs over into the rural areas, however, can be of a huge benefit to FLR as complimentary advertising. With the BIAS companies offering the types of retail services that customers want, new customers will have an even greater incentive to become FLRs customers, and then become retail customers of those companies.


FLR cautions, however, that such market penetration may take as long as 12-24 months before the critical mass of I want to join the My First Car Club as a customer arrives.;


3 .  Zoning issues may delay the start of parts of the project;


By and large, this cautionary section concerns parts of a project area where a zoning change or variance may be required. While such should be extremely rare, and any delays short-lived, FLR mentions same here.


In the vast majority of FLR project areas where it would begin operations for many years to come, existing assets, like cell. towers which have already been through the zoning process, or middle mile cable hook ups, where the cable company long ago resolved the zoning issue, will solve FLRs last mile zoning issues.


Further, and of extreme importance, by comparison, the satellite service industry, which is very large in rural areas for T.V., too, has solved many of the zoning issues that would or could arise with the attachment of any receiving last mile device to a residence.








18




FLR raises this issue here, therefore, in the unlikely event that there may be zoning ordinances, or community ordinances that do not cover wireless receiving residential equipment, and for which FLR would retain local zoning counsel, in order to either amend the ordinance or obtain a variance.


4. Attracting broadband internet access service (BIAS) providers to a carrier-neutral environment could result in initial limited user expansion;


5 . Local government needs could accelerate adoption, at a short term financial loss;




Of a lesser priority than the absence of infrastructure and the issue of the user adoption rate, is a caution here about local government demands for service.


This caution is more one of a political one where being a good neighbor can far outweigh any other local benefit. Broadband infrastructure and service is no different to any local government than is any other type of service, like gas, water, electricity and the like. As a part of the interconnector sector, FLR will become involved in providing additional infrastructure, either one of the middle mile radios, or, if in an area where one exists, with the last mile radios, say, at the local government waste disposal plant in the project area.


The caution becomes important because, in all likelihood, being responsive to local government would lead FLR to want to establish that service at that waste disposal plant, at its initial expense, and also, to provide for the monthly billing expense for the broadband signal, and provide for gadgets and technical support to bring the plant current. All at a short-term financial loss.


This being said, a given is that, upon the next budget cycle, public hearings, discussion, and vote on the annual budget, most if not all local governments are envisioned as factoring in the recurring costs into the budget to be paid for by the taxpayers. Thus, the initial sunk costs for the equipment would be expensed by FLRs accountants as best as possible.


6 . The Company has no operating history;


















19


7 . Sales of shares will be restricted in accordance with Regulation A, as amended, effective June 19, 2015;


FLR makes this offering consistent with Reg. A+ regulations governing Tier 1 (for third-party sellers):

a ) Tier 1: offering limit of up to $20 million to be sold by the Issuer's representative, of which up to $6 million[12] may be sold (only) by third-party sellers;


b ) Limit re-sales by selling securityholders under amended Rule 144.




8 . Technology choice: there is no single technology solution for rural broadband in America. In addition to co-locating with fiber, wireless and satellite infrastructure, white space infrastructure technology provides another option. This technology was authorized by the U.S. Federal Communications Commission (FCC), in 2012, and thus, there is limited data on a national rollout of this technology at the present time. This project would be among the first for a consumer-ready rollout of the technology infrastructure.


The year 2013, did, however, provide two significant boosts for rural broadband. First, JOBS Act offerings present a major new way to achieve funding that is scaled to project areas and sizes. Second, the FCC authorized the commercial use of the white space technology, and emphasized its benefits for rural America.[13] These twin incentives drive FLRs projects, but at the same time, investors must be cautioned that, whereas white space technology is not new, its application to rural areas is new.






20




As a thumbnail sketch, investors and regulators may know that white space refers to the location to capture radio signal that is exactly 100 feet above ground level at any given ground level point. It is at this point, and only at this point, that, for decades, unlicensed television channels have existed, these primarily in very small market areas. In all other T.V. areas, and in fact, in all other telecommunications areas, signal location in the air is regulated and licensed.


As can be expected, if a T.V. station is not making money, it would have no need to use one of the unlicensed channels in its area, and that channel would be open for anyone to use. In any given area, there may be many, many unused channels. In the United States, there are millions, and these are all identified by the FCC.


One technology issue with the white space space refers to the fact that, like smaller and local radio stations, the signal is not that strong, and does not accommodate that many users. This issue is resolved, however, since there are many, many channels free-floating with each other in a given area. This is where the FCCs white space technology administrator authorization of 2013 comes in. Without white space administration, there could be no white space technology, because too many folk would be on one channel at one time, causing system failure.


As the above FCC publication at footnote 7 indicates, however, in 2013, the FCC authorized the commercial use of white space, and authorized administrators to manage it. It was this memo that opened the floodgates to white space technology for rural America.


In other words, companies like Redline Communications, for many years, installed, and continue to install white space technology, private systems, mostly in very remote areas and mostly in mining towns, or for municipalities. Those systems would grab the white space signal, and its private administrators would make sure that, if a channel began to fill up, the administrator would switch them over to another channel that was not being used, or not being used to capacity. Thus, neither white space nor white space technology are new. The FCC has authorized just five white space administrator companies for the United States. Among these is Spectrum Bridge, Inc., which is the company that FLRs vendor, Redline Communications, Inc. uses. In other words, with the purchase of the equipment, comes the Spectrum Bridge service contract. One of the other five is Google.










21


The promise that the FCC believes holds for white space in rural America concerns its ability to see through areas where line-of-sight microwave does not. For example, if a sending microwave radio is set on a cell. tower and has a certain range, say five miles, it can only send the signal to a receiver that is within the line of sight of the cell. tower. For most of rural America, the option of putting up millions more cell. towers, and then expecting the sending radios to reach into every terrain area, is not an option. The chances of the cable companies running cable, at an estimated $25,000.00 per mile, into rural areas with low residential density, is, also, not an option. Those two technologies, again, however, do provide extremely cost-effective middle mile connections and thus, a cost savings that investors should know about.


As FLR has been developing its projects with white space technology, therefore, since 2013, it has developed some practical expertise, especially when considering that it has one middle mile white space technology installation now completed. FLR can state, therefore, and this in conjunction with Redline, that the key to a successful last mile connection for white space has to do with the height of the radios. In fact, a good rule of thumb, as a practical matter, that has developed is to have a good inverse relationship between the middle mile sending radio, the base station and the residential housing unit. In this manner, the resident will need the shortest mast upon which to mount the receiving radio, and, therefore, the least aesthetic intrusion.


The satellite industry grappled with this aesthetic issue for years, until it was finally able to make the dishes smaller. FLR seeks, therefore, to go to sites, like barns, or large industrial plants in rural areas, like cement plants, but also water towers and large water tanks, in addition, to cell. towers, where it can achieve an installation for the base station radio at a height that is as close to 100 feet, ten stories, at that location as possible. At that height, that radio can clear any major obstruction, and where smaller obstructions, like treetops, or mountain peaks prevail, its signal, unlike line-of-sight, will wrap over those obstructions to reach the residential unit.


This being said, investors should know that there will be circumstances where the residential unit must also go up a substantial height, in order to breach any complete obstruction from the middle mile radio. FLR believers, however, that because it will rely on significant and existing middle mile infrastructure, enormous savings will result, savings which can be passed onto the consumer, who, once signal is established, and gadgets being used, will welcome the opportunity to use our service. In short, FLRs message to investors is that its hard, but it can be done and, like any of the larger telecommunication companies, FLR believes that it, too, can thrive;






22


9 . There is an absence of profitable operations in recent periods;


10 . There is no current, defined method for determining market price for the service, as the service has, as of yet, not had a commercial rollout;


11. The project has not yet been completed and, accordingly; has no operating history. FLR, therefore, has no operating history of earnings and its operations will be subject to all of the risks inherent in the establishment of a new business enterprise. Accordingly the success of the business is completely dependent upon financial, business, competitive, regulatory and other general factors affecting the rural broadband interconnector sector in general as well as prevailing economic conditions.[14]


FLR addresses here further concerns of the regulators concerning its current and projected competitive conditions. Although discussed in parts above, both of the biggest challenges come from within, and not from without the interconnector sector. The biggest competitive hurdle, in other words, is not competing with any other company, but competing for existence, as concerns the user adoption rate discussed above. Without customers actually signing up, FLR cannot be successful. For these reasons, the advertising, the giveaway of the tablet, the creation of the app. to manage all aspects of the account with the customer, a single payment platform, the opening of The Shop retail/customer service outlets, like the Apple Store, the customer service, live phone/chat function and tech. support, all, from the outset, must be in place, up and running, before the first customer signs up.


The second competitive issue, also discussed above, is the technology equipment selection, and then the install. FLRs efforts have informed that, by being able to say to a community that it is open for business meaning having the middle mile base station installed and ready for customers, is likely the best way to convince customers to sign up. Customers can drive to the barn or silo or wherever, and actually see the radio in place.


FLR says again to investors and regulators that all this is hard, but it can be done because its focus is solely on rural America.










23




FLR expands here as to the current and projected economic conditions of FLR. As shown above, in just the FLR project areas of Seneca and Cortland counties, there are as many as 3,500 housing units with no broadband. Thus, the economic conditions for the company that conquers the cost/density barrier, which FLR believes it has, stands to capture that market, upon overcoming the user adoption rate issue. The Finger Lakes region is vast, and includes the counties of Seneca, Cayuga, Cortland, Livingston, Monroe, Onondaga, Ontario, Oswego, Schuyler, Seneca,Steuben, Tompkins, Wayne, and Yates.


For FLR, as its cash disclosures show, it cannot proceed without either government procurement and/or JOBS Act funding.


All this being said, FLR reiterates that there is a risk of total loss from any investment.




12. Although, under Regulation A securities are unrestricted, there is, for this offering, no opportunity to achieve control securities;[15]





C . Risk Mitigation Factors:


l . 3-day cooling off right of withdrawal


When beginning its JOBS Act research under Section 506,[16] FLR reviewed the registration requirements, in survey form, of a number of States. Its survey showed that, although cancellation of any contract made is frowned upon, in fact, by law, or by voluntary action, some may be cancelled.


FLRs surveys also showed that, with respect to contracts, there is a range from zero cancellation time to as much as five days. FLR found three days to be the average.










24




New York has a 3-day cooling off rule for the cancellation of contracts.


Sales of securities, however, are not subject to the rule in New York. See, this link:
https://drive.google.com/file/d/0BxfFvX3PZFjzS21oRFFhYzNWYUU/view?usp=sharing


Notwithstanding that securities contracts in New York are exempted from the 3-day cooling off rule, FLR believes that the 3-day cooling off period provides a good and additional benefit to the potential investor. For this reason, FLR has maintained it as a part of this Regulation A offering circular.


Although not expressly applicable, but as a good measurement of investor protection,
Section 4A (a) (1) G) of the 1933 Securities Act, as amended to reflect JOBS Act, provides, specifically as to JOBS Act:


(G) the price to the public of the securities or the method for determining the price, provided that, prior to sale, each investor shall be provided in writing the final price and all required disclosures, with a reasonable opportunity to rescind the commitment to purchase the securities); (emphasis supplied)


In order to further the spirit of JOBS Aact, for this additional reason, FLR make this 3-day cooling off rule a part of this offering circular.


As new companies, further, FLR includes an additional benefit to the potential investor by employing an escrow agent. Here, similarly, New York does not require an escrow agent for JOBS Act - Regulation A - Tier 1. FLR believes, however that, for the 3-day cooling off period, placing an escrow agent between the investor and FLR, is of a benefit to both parties. Among the conditions of the escrow contract between FLR and the escrow agent, therefore, will be that only the escrow agent and not FLR, will have access to invested funds during the 3-day cooling off period. Investors are cautioned here, however, that any fees and expenses by the escrow agent may be charged as against the cancellation.


Despite the absence of any federal or state law as to any financial consequences of such withdrawal by the investor, FLR will not be charging a withdrawal fee of any type. Investors are cautioned not to confuse this section with certain rights that are provided to the Issuer and to the escrow agent, concerning the fees and costs of the escrow agent.






25




The federal Electronic Signatures in Global and National Commerce Act (ESIGN) and similar state laws, particularly the Uniform Electronic Transactions Act
(UETA), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions to obtain the consumers consent to receive information electronically. See, also 15 U.S.C. 96. Thus, the investor will be able to make electronic signatures for the sales contract and for the 3-day cooling off waiver form. All sales contracts, however, will need to be consummated at the situs of the contract, which will be in New York, by the Issuers representative, and such will be signed by the representative only in New York.




2. Meetings with the Issuers representative on matters outside the offering circular and offering statement:


Investors should rely on the information contained in this offering circular and in the offering statement, as well as any information posted on EDGAR.


The investment opportunity aside, however, FLR states that it must protect not only FLR, but also such investors whose interest is in the investment opportunity, as opposed to an interest in gaining a controlling interest in the company, or in gaining access to information which has been developed by FLR over the course of the past seven years, and for which, FLR believes, offers not only the best technology solution, but also the best investment return.


Thus, although Mr. Ramos, as the Issuers representative, will not engage in any selling with the third-party sellers, it can be the case that his presentation as to the proprietary technology solution could better help the investor to make an investment decision. For those reasons, Mr. Ramos has decided to make himself available to both the third-party sellers and to the potential investors, for such meetings, which can take place by video-conference or at a mutually agreeable time and place between those parties. A standard non-disclosure agreement must be signed by the potential investor and by Mr. Ramos prior to any meeting;










26








3. Further discussion on the 3-day cooling off period:


Although not applicable to Regulation A,[17] Section 4A (a) (1) G) of the 1933 Securities Act, as amended to reflect JOBS Act, provides:


(G) the price to the public of the securities or the method for determining the price, provided that, prior to sale, each investor shall be provided in writing the final price and all required disclosures, with a reasonable opportunity to rescind the commitment to purchase the securities); (emphasis supplied).


FLR believes that this language complements its 3-day cooling off benefit to the investor. Upon an election within the 3-day cooling off period, investor funds will be returned to the investor, by the escrow agent, minus any fees and costs that are authorized by the escrow agreement to the escrow agent.


Further, the investor is advised that no shares will be issued to the investor by FLR until such time as the Issuer receives confirmation from the escrow agent, after the 3-day cooling off period, that the investor has not made the election to withdraw.




Finally, FLR believes that the investor may choose to waive the 3-day cooling off period, by signing the following form that will become a part of the shares purchase agreement:




WAIVER OF 3-DAY RIGHT OF WITHDRAWAL


I, (investor) hereby advise the escrow agent and the Issuer, Finger Lakes Region Rural


Broadband Company, Inc., that I waive the 3-day right of withdrawal as stated on the shares purchase agreement.


In other words, I wish for the purchase to be effectuated on the date of the shares








27






purchase agreement, which is also the date on which payment for the shares is made.


To make clear, therefor, I wish to have my shares issued to me on the date that the escrow agent confirms to the Issuer that my funds have cleared.


I HEREBY WAIVE THE 3-DAY RIGHT OF WITHDRAWAL


________________________
Investor


________________________
Date






4. stock class: not restricted;


5 . distribution: shares to land in the hands of the investor as of the date of this amended document.[18]


D . Dilution:


The dilution formula that is utilized is taken from the administrative code of the State of Florida. After a survey of various dilution calculations from industry, as well as research among different State Blue Sky laws, FLR found that Floridas formula, as specifically codified, offers the best transparency by which to calculate dilution, as follows:
69W-200.001 Definitions.


(13) Dilution for purposes of paragraph 69W-700.015(2)(b), F.A.C., shall be determined by subtracting the maximum sales commissions and expenses set forth in the prospectus from the gross proceeds of the offering and adding the net worth prior to the offering. Divide this sum by the total number of shares to be outstanding at the






28


conclusion of the offering to determine book value. Subtract the book value from the proposed offering price and divide the result by the proposed offering price to arrive at the percentage of dilution. For the purpose of calculating dilution or book value, intangible assets such as patents, copyrights, franchises, trademarks, operating rights and goodwill are deducted from total assets.


Dilution Formula:


NP = Gross Proceeds minus Maximum Sales Commissions and Expenses
NW = Net Worth prior to the offering
TS = Total Number of shares to be outstanding after a successful offering BV = Book Value
OP = Offering Price
Example:
                            NP + NW
                           ________             =               BV
                                  TS

                             OP  BV
                          _________  =   Dilution
                                  OP


        E . Material disparities:


There is no material disparity between the public offering price and the effective cash cost to officers, directors, promoters and affiliated persons as of the time of this offering circular, and there has been none in the past three years.


Further, the Issuers representative, and its officers and directors, which includes the Issuers representative, do not anticipate any such material disparity, or discount.


With respect to third-party sellers and affiliated persons, the Issuer has not discussed this issue, and unless it is raised by such persons, does not plan to so discuss. In this manner, the Issuer may maintain clarity of the one class/ one price formula.












29


III.


ITEM 2.


PLAN OF DISTRIBUTION - ALL SHARES TO LAND IN THE HANDS OF THE INVESTOR


                A . Underwriters:


For this amended filing, there is only a primary distribution, with all shares to land in the hands of the investor directly from the Issuer.


There are no underwriters on this offering as of the potential date of first public sale. Upon qualification, however, the Issuer intends an aggressive push to retain such, and also other third-party sellers. With respect to underwriters, the Issuer will seek to retain same as take and pay, in which case distribution will land in the hands of the investor from the underwriter. For any best efforts underwriters, and for all other third-party sellers, all shares are to land in the hands of the investor from the Issuer, FLR, subject to New Yorks rules on broker-dealers firm commitment transactions, as set forth above.

        B . Discounts and commissions:


There are no agreements for discounts and commissions as of the date of qualification. This said, FLR understands that third-party sellers will use their best efforts to secure the asking price for the shares.


All third-party sellers appear in Section XII of this offering circular, together with their commission rates.




C. Plan of distribution:


All third-party sellers appear in Section XII of this offering circular, together with their commission rates.










30
Distribution, except for 'take and pay' underwriters, of shares will land in the hands of the investor upon a sale by such third-party sellers, from FLR. In the case of 'take and pay' underwriters, shares will land in the hands of the investor from the underwriter.


As of the date of qualification, there are no secondary offering agreements, contracts, or any other relations with any persons or companies for other than sales of up to the first $6 million[19] by such third-party sellers.






        D.  No shares offered or sold on account of securities holders:


Consistent with Item 2. C, above, all shares will be sold upon issuance only from the Issuer and to land in the hands of the investor.


The only exception would be where an underwriter took the shares on a take and pay arrangement, or whether, under New York law, a broker-dealer took the shares under a firm commitment, in which case distribution would transfer title from the Issuer to the underwriter or broker-dealer, to distribute to the investor;



























31


E. Restrictions on amounts of funds raised, threshold requirements for achieving funds limit and requirements of return of funds:


FLR plans to sell $20 million, including up to $6 million which may be sold by third-party sellers.[20] in FLR shares.


For JOBS Act - Regulation A - Tier 1, SEC Rule 144 has been amended to allow the investor to sell up to thirty percent of shares purchased immediately, instead of waiting for the one-year period, and further requires the investor to notify FLR, so that FLR may keep accurate records.
For any return of funds, please refer to the discussion concerning the 3-day cooling off period above.






IV.


ITEM 3 .


USE OF PROCEEDS TO ISSUER




All proceeds, whether from traditional payment tools or through blockchain technology will be utilized for project builds.


In addition to the information provided in the tables above, FLR provides more information on the impact of changing conditions on the projected business operations. In fact, as with any technology business, changing conditions are a fact of life. For example, at the time when the founding group first started, March, 2009, the iPad had






32


not yet even been introduced. Since then, however, tablets have become commonplace, and, as indicated above, are a part of FLRs standard kit package to the new customer. Thus, FLR has proceeded through a succession of re-calculations as to the middle mile contact point and also, as to the last mile since the authorization of commercial white space technology.


For the kits, that is, the inside goodies and gadgets, with the advent of such companies as Netflix, the development of streaming video hardware has had a great advance. That advance has been so great that the hardware is not only affordable, but in extremely high demand by consumers. This feature did not even exist as recently as two years ago, and is now a standard part of our kit.


The smartphone has for all intents and purposes, replaced the cell. phone, and with it, for the unserved areas, a lack of access. With innovation by the company, Skype, however, just in 2015, there is now Skype for Mobile, which is an app. that allows a smartphone user to achieve use of it in an area where there is broadband, but not cell. service, like in most of the unserved rural areas. Next to streaming video, this app., and there will be other companies creating it too, is a stunning leap of progress for the rural areas. The app. service, just like the streaming services, do carry an additional cost.


Thus, and in conclusion, for seven years now, FLR and its parent and sister companies, have refused to be stuck in the old broadband is coming to rural America mode, where single technology companies are content to offer just a basic connection. FLR believes that everyone in rural America should have the same service that anyone does who lives in urban or suburban centers, and if the service companies can bear the costs and expenses of making their service better to customers at a good market price, so can FLR.


In addition, for this section, FLR presents more information regarding the business operations of the Issuer and the investment opportunity. Taking into consideration that any statements made here and throughout this offering circular are forward-looking statements, with the appropriate cautionary language as concerns same throughout, FLR may say that, in simplest form, its business would be no different than either the














33


local cable or wireless Internet service provider (WISP), or satellite T.V. company. All such companies work according to the same basic model, in that they are either interconnector companies, meaning that they provide no original content, programming or services, or they are broadband internet access service providers (BIAS). FLR is the former, as described above.


Thus, upon funding, FLR would continue to bring under contract sites where it would install the middle mile radios. FLR would install the radios, obtain a wholesale contract for internet service at that location, and begin the extensive marketing/customer acquisition effort described above.


FLR would, upon acquiring a customer, as would any cable or wireless installer, make an appointment to install the last mile equipment on the outside at the home of the new customer.


FLR would, then, make a second appointment to connect the router to the plug-in that is made a part of the inside install, like a standard cable screw-on that any investor or regulator has in his or her home. FLR would activate the router by configuring it to the tablet, just like any wireless company would activate a router with the customers computer in the residence.


For the streaming video, FLR would set it for wireless and would set up the set-top box on top of the T.V. just like any other cable or streaming video set-top box, and would activate the two choices that the new customer had already made, for streaming video programming. Or, if near the T.V. would would use one of the router ports to connect a cable to the streaming kit, to activate it that way.


For the Skype app. FLR would configure the new customers smartphone to an individual Skype account that would be a part of our wholesale commercial account with Skype.




The big moment would be when the customer can shout WOW to all of this working.


For folks living in served areas, especially those who have had broadband for decades, much of this will likely seem mundane. Investors, and regulators, however, simply must






34


place themselves in the position of the rural resident who has never had broadband at their home. For them, nowadays, their technology life begins once they get close enough to the nearest cell. tower with service so that their smartphone works.


For rural America, we at FLR say that this is no way to live.


Thus, the investment opportunity granted, is getting in at an early stage, where there is a long history of the known factors that need to be done and conquered, but where no company, save for ours, has yet to have a focus on just the national issue as to only rural unserved areas. Investors can check with listed telecommunications companies to see that the failure rate is very low, and their success has been, in part, by keeping faithful to a strictly market-driven business model that was never intended, or written, to accommodate a serious concentration on the unserved areas. FLR and its sister companies are the only such companies, and thus investors may weigh the risks and potential rewards in making a decision as to whether to invest with FLR.


FLR provides here a primary list of vendors for the projects. No persons have received any commissions in connection with any acquisition, there have been no expenses in connection with any acquisition, and there has been no money borrowed to finance any acquisition.


Further, the costs shown for each category in the proceeds table include the global amounts for all of the components for that particular phase of the install, and reflect amounts that may be achieved as a result of bulk purchasing, and thus, better pricing.


The primary vendors would be:


1 . middle mile lessors;


2 . middle mile equipment sellers and data administrators, primarily Redline Communications, Inc. and Spectrum Bridge, Inc.;


3 . middle mile broadband Internet service providers, depending on the location of the project area, like Time Warner Cable, Comcast, Verizon and others;


4. middle mile and last mile mast vendors like Rohn. See, www.rohnet.com;








35


5 . last mile electrical supply sellers for lightning protection copper cable. See, www.lightningrodparts.com ;


6 . in-home wireless routers from the most competitive priced seller at the time, to include, for example, Netgear and Linksys, but also competitively priced routers on www.alibaba.com;


7. streaming video kits from competitive priced ones like Apple, Roku, and also comparable and competitively priced ones on www.alibaba.com;


8. Skypes mobile app. service;


9. Various corporate accounts for various streaming services, like Netflix, Hulu and others;


10 . various competitively priced tablet vendors, but likely from www.alibaba.com;


11 . various retail pop up storefront lessors for The Shop retail/service centers, typically in a town center near local government office, near a broadband providers service center, or possibly in a co-lease arrangement with a local electrical appliance company on a main street of a small town;


The order of priority of the use of the proceeds is, by and large, reflected in this list, with number 1 being the first priority.




C . Other funds to be used:


The FLR Tier 1 offering is intended to be extended to the remaining $14 million, by qualification, over a five year period.




D . No proceeds to be used to discharge indebtedness:


The project carries no debt, and therefore, no proceeds would be used to discharge any indebtedness.










36


E . No proceeds to be used to acquire non-project assets:


With the exception of assets acquired in the ordinary course of business for the project, there will be no other use of the proceeds.


        F .  Reservation of right to change use of proceeds:


FLR reserves the right to change the use of proceeds provided that such reservation is due to certain contingencies which are adequately disclosed.


For example, the project may require the purchase of small and insignificant tracts of real estate for the purposes of positioning hardware, or structures upon which to mount such hardware. Or, for co-location purposes, the project may require the long-term leasing of space on certain rooftops, again for the purposes of providing relay connector hardware to the project area.


In all instances, however, the project plan is to avoid either the purchase of any real estate or the necessity of establishing such rooftop links. In other words, one of the primary project goals is to have access to broadband internet service utility connections that are a part of the co-location of the sending radios, or in very close proximity to such. In this manner, significant costs of such real estate and other co-location items may be avoided, and thus, the budget kept more efficient.


Avoiding unneeded expenses for co-location assets may be accomplished by using existing assets. The interconnector sector is one that is well-organized. A good example would be where, say, American Tower would choose to place a tower in an area. And, to complete the thought, assume that, in that area, there are landowners who know that a part of their land may be lucrative for a cell. tower location. In those circumstances, the landowner could take two kinds of action. He/she could contact American Tower, and negotiate a deal, either for the purchase or lease of the land on which to place the tower. In the alternative, the owner could be more savvy and contact a tower development company, like say Black Dot Wireless. www.blackdotwireless.com . For a fee, Black Dot will completely develop the tower site, including installation, leases and service, so that, in effect, any prospective tenant on the tower would be a lessee.












37


In fact, in any of the project areas, where there is a tower anywhere within a five-mile range in our prospective service area, FLR will seek space at the 100 level.


Other non-tower sites that will play key roles for the middle mile interconnect are ones that have a tall structure, and also an existing internet connection, or one that is relatively close by, say within 200 of such a connection. Such structures are all manner of shapes and configurations, and so far, the best range has been large and tall municipal water towers, private landowners where there is a tall structure, like a silo, private landowners where there is a building next to a highway where there is an internet connection, like in the Mid-Hudson company project area, as well as industrial sites, typically on the outskirts of towns, like cement plants, as well as outlying municipal plants, like waste management facilities. For all of these sites, there is no possibility, or need, of owning the land or the facility. Instead, FLR will simply treat them like a company like Black Dot would treat any tower site landowner, by entering into a lease that looks a lot like, in fact, nearly identical to what the tower companies use.


Thus, for 99.99% of FLRs business, FLR will not need to, or want to, take an ownership stake, just like no typical interconnector company wants to do. FLR will let the experts for those sites do the work, and FLR will lease.


For that remaining .01%, FLR envisions a situation where, for example, a municipality may own a parcel of land, and, for its own purposes, may require that FlR purchase a site, instead of leasing it. Further, there will always be situations where, in an an area where FLR needs a middle mile site, there may be no other acceptable site available other than one where the landowner insists, for his/her own reasons, typically liability reasons, that FLR purchase the site. Even in those exceptionally rare instances, however, and although FlR would need to purchase the site, FLR would not administer it, rather, signing it over to a company like Black Dot, to handle it, turnkey for FLR. In that manner, and in addition, there exists the likelihood that Black Dot could achieve more customers for the site, thus turning it into a revenue-maker for FLR.


In conclusion, therefore, the middle mile site development/ownership sector is extremely well developed in the United States. See, www.wirelessestimator.com . For FLRs purposes, FLR believes that investors would want FLR to take advantage of this well-developed sector, so as to take advantage of its benefits, and also to keep FLRs focus on the task at hand, which is last mile installs and consumer benefits.








38


G. Compliance with 17 CFR 230.251[21], as amended:


FLR has no plans and no business plan, or intentions to engage in a merger or acquisition with an unidentified company, companies, entity or person.




V.


ITEM 4 .


DESCRIPTION OF BUSINESS




        A . Business done and intended to be done:


The project has consisted of the origination, organization, design and development of a large-scale rural interconnector infrastructure that will bring internet service to unserved areas of rural America.


Such business has been conducted over a period in excess of seven years.


The business to be done consists of utilizing the proceeds to implement, fulfill, and make operational, such infrastructure in a defined project area.


B . The principal products produced and services rendered and the principal market for and method of distribution of such products and services:




The principal product produced consists of a consumer-ready kit that brings full internet service to the unserved areas of rural America. The FCC has identified 84,000 unserved census blocks in rural America.[22]








39


The kit concept was originated by the parent company[23] in order to create a defined, consumer-ready system that can be scaled from a small, to a massive project size, depending on funding.


The principal service that would be provided consists of the permanent operation of the kit over the entire rural American landscape.[24]




C . The status of a product or service, if the issuer has made public information about a new product or service which would require the investment of a material amount of the assets of the issuer or is otherwise material:


The issuer has made public the product by making JOBS Act, Rule 506 notifications on the internet. The principal service is identified on the main project website, at www.urbroadband.com.

Thus, there are no investment proceeds which would require such new information, and saving, therefore, the proceeds for use in project implementation.




D . The estimated amount spent during each of the last two fiscal years on company-sponsored research and development activities determined in accordance with generally accepted accounting principles:


FLR, its parent, RBC, and its sister companies have spent all of their time during the past seven years on research and development activities. Regulators have asked us to clarify costs associated with prior research and development activities. The interconnector service does not require any laboratory research. Nor is it different in any material degree from any other interconnector service, including cable/fiber or microwave wireless.












40




FLR does not develop the products, like the Redline radios, or the Skype app., for example. FLR, RBC and its sister companies have, however, invested seven years of time in developing the system and the project areas. An investment in the amount of $50,000.00 as a JOBS Act / Rule 506 investment for one of the sister companies has been made., The funds were used to further develop projects and sites in each of the four subsidiary company JOBS Act companies, three in New York and one in Arizona.[25] A a result, the companies have no less than 20 areas where, upon funding, to start middle mile installations, immediately.


Instead, research and development has been on developing an understanding of what are the major impediments to rural broadband expansion in rural America. As indicated throughout this offering circular, these include the absence of any companies, like FLR, which have a sole national focus on rural America, a considerable and unwarranted emphasis on single-technology by the large telecommunications companies, and a major issue of user adoption rate. By constantly developing the projects to keep current with the technology and consumer demands, and by solely focusing on rural America, FLR believes that its best resources, its dedication and time, have yielded the best possible current technology solution.


FLR addresses here, the issues of selling expenses, including but not limited to, legal, engineering, and accounting charges. Because regulators, and therefore, investors, may not be familiar with broadband infrastructure, engineering is removed from the equation. In some instance, professional engineers may be consulted as to parts of projects involving municipalities, but by and large, all of the component products that FLR uses will already have been engineered. In other words, many of the vendors, Redline for example, have their own internal engineers, in fact, some Ph.D. engineers, who make strict requirements as to installation, connections and other quality control features. FLR could not interfere with those functions by hiring a separate engineer, without losing its support and warranty components with Redline.


As indicated above, however, the key selling expenses have to do with the major issue of user adoption rate, and investors are cautioned again here that this is a major hurdle that must be overcome with the advertising campaigns, community involvement, the opening of The Shop stores, like the Apple Store, significant advertising on a long term basis and the like.




41


In the table above are listed expenses for attorneys and accounting fees. These fees would be spent, in the first instance of accounting, to maintain rigid safeguards for internal controls. In fact, several layers of internal accounting controls will be implemented upon the advice and service of the CPA/Auditing firm, BDO USA LLP. Secondly, attorneys will handle ongoing reporting requirements for all aspects of compliance.


Escrow agent fees would be deducted from the investor funds.




E . The estimated dollar amount spent during each of such years on material customer-sponsored research activities relating to the development of new products, services or techniques or the improvement of existing products, services or techniques:


For largely proprietary reasons, the company has avoided such spending, and will continue to avoid such, for those same reasons. Further, both the FCC and the United States Department of Agriculture, among other Federal and State agencies, have extensive public information available on this issue.


FLR provides more detail on disclosure that explicitly describes the cost of research activities and the impact on business operations if anticipated costs change. As FLR has indicated, it does not conduct laboratory research. In this regard, FLRs research consists of finding the best current-technology solution from what are a known set of technologies, to include cable/fiber, wireless and white space technology. The costs of research as to the best mix of those technologies in any one given project area are a part of FLR project development.


For example, in its MHR installation, in the Mid-Hudson region of New York, a middle mile Redline radio was installed on a 40-foot mast that MHR had built from 3-inch, inner diameter black pipe. MHR selected the project area based upon information as to no broadband that was provided by local elected officials, MHR is able to scale the project along a known area of a state road that has, as two end points, a distance of approximately 5 miles. On either side of the road, there exists internet service, so that












42


middle mile radios may be placed at various locations, and there is good residential housing density to justify the installation of the middle mile radios. What was the unknown is the number of such radios that are needed, and here again, Redline largely determines that, with input from our GIS/ mapping vendor company, CN Ventures. See, www.connectednation.org.


FLR simply feels that both investors and regulators may be reminded that the founding group began its eighth year on March 1, 2016. FLR envisions no major changes to its cost structure as a result.




                F . The number of persons employed by the issuer:


FLR here includes additional information regarding projected number of employees for future operations, as well as any detail that addresses how this information will change as business operations grow, and disclosures that explicitly addresses the employee expense and the impact on business operations if anticipated expenses change.


FLRs business is, by and large, like any other interconnector business, be it a fiber company, like Lightower, or a wireless company, like American Tower, or like a strictly interconnector component company, like Time Warner Cable. The list of system components, to match the hardware and software, is, thus, simplistic and reasonable:


1 . middle mile installation: all such companies have installers, and FLR has at least one already, who installed the mast on the Mid-Hudson project. These are typically folks who have a lot of experience in construction and carpentry;


2 . last mile installation: where, for example, the cable guy brings the cable to the outside of the residence. There is every chance that FLR will be hiring local independent contractors who hire themselves out to the cable, wireless and satellite companies to perform installations;


3. Inside installers: like any of those companies, FLR will have the same type folks. FLR will likely hire local independent contractors who do cable or wireless or satellite inside installations;








43


4. The Shop: this should be like the Apple Store, a nice place to go to open an account, buy apparel, get tech. support and the like. There will be a retail expert, as well as a technology expert at these stores;


5 . back office staff: like other companies, there will be staff to help with billing, service calls, components replacements and repairs and the like.


As operations grow, FLR anticipates, based on its own internal research, that a typical team as shown above can comfortably handle a customer account list of 500 customers. After that, a new The Shop would open, and the installers would be shifted to the new area, and back office staff would grow to accommodate the next 500 customers.


FLR believes it important that investors and regulators know, however, that, throughout its operations, FLR intends to hire professionals in the sectors of large-scale installations, possibly with firms like Black & Veatch. See, www.bv.com . In addition, FLR will hire supply chain professionals to manage component purchases, deliveries and replacements. Further, we will retain the services of a professional advertising company. FLR simply cannot leave the issue of the user adoption rate to non-professionals. Instead, the My First Car Club brand will be developed to apply across all lines. The The Shop retail/service support facilities will have a defined interior look, down to the last detail. FLR that we may also attempt to develop podcasts and possibly a reality T.V. show. FLR will make every attempt to have its mission and service become a part of the permanent infrastructure exhibit at the Smithsonian National Museum of American History - Kenneth E. Behring Center.






G . The material effects of compliance with environmental regulations:


As the interconnector sector, including FLRs projects, do not discharge any waste of any type, there are no compliance requirements with Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, that may have an impact upon the capital expenditures, earnings and competitive position of the issuer and its subsidiaries;








44


H . Distinctive or special characteristics of the issuers operation or industry which may have a material impact upon the issuers future financial performance:




1. There is no dependence on one or a few major customers or suppliers which may have a material impact on the FLRs future financial performance. As noted above in the list of vendors, all of the components can be regularly purchased on the open market at the best competitive pricing;


2 . Existence of probable governmental regulation:


The definition of the interconnector sector was preserved in the FCCs recent Open Internet rules, as cited above. To the extent that broadband internet access service (BIAS) provider retailers will sell their services on our system, those providers will be regulated by the FCC. To the extent that FLRs business remains as solely one of interconnector, meaning to include middle mile fiber or wireless microwave, as well as last mile fiber, wireless microwave or wireless white space and satellite, FLR will continue to fall within the existing regulations for the sector. In other words, only if FLR were to cross over into becoming a BIAS would FLR come under the additional regulations of the Open Internet rules. The key to becoming such would be, and the determinative factor is, whether FlR were to take space on server at a datacenter, like say a Google data center. See, www.google.com/about/datacenters/gallery/#/. At that point, FLR would be offering retail services, like email, search, content and other features of retail. FLR has no plans to do so;


3 . Material terms of contracts:


As indicated above, with respect to projected labor requirements, because investor funding has not yet been achieved, FLR has not, and will not, enter into any material labor contracts. Further, at the present time, FLR has no patents, trademarks, licenses, franchises, concessions or royalty agreements;


















45


4 . Unusual competitive conditions in the industry:


There are no known or anticipated unusual competitive conditions in the industry, cyclicality of the industry or anticipated raw material or energy shortages to the extent management may not be able to secure a continuing source of supply. The two primary challenges for broadband in rural America are, as stated, building systems that reach into the unserved areas using multi-technology solutions, ie. middle mile fiber, wireless or satellite, and last mile, ie., fiber, microwave wireless or white space wireless or satellite, and then the great acceleration of the user adoption rate, otherwise known as customer acquisition;


I. The issuers plan of operation for the twelve months following the commencement of the proposed offering:


Proceeds will be utilized, immediately, to achieve full implementation of the projects. All planning is in place, and there is, thus, nothing else to do other than proceed to installation and activation.


As shown in the table of the use of proceeds, and also the priority of the use of the proceeds listing, there is a defined sequence that needs to take place. A description as to the first 12 months, is as follows;


1 . base station middle mile location acquisitions;


2 . base station installations;


3. base station Internet connection achieved;


4 . The Shop opens;


5 . customer acquisition/branding/advertising program begins in the project area;


6 . first initial, approximately 15 residential installs, for beta testing, per base station, are achieved and customer accounts activated for the 20 base stations;












46


J . Proceeds from the offering to project cash requirements and whether, in the next six months, it will be necessary to raise additional funds:


FLR discusses, further, a detail of the equipment necessary for business operations. There is a middle mile sending/ receiving radio that is connected, like a cable connection, to an internet companys line at that location, where the company will supply to FLR, wholesale, an internet connection that can handle the 80 accounts that each sending/receiving radio can accommodate.


In a white space system configuration, there will be a white space receiving radio mounted on a mast at the residence of the customer. That radio will have the signal from the middle mile beamed to it, will receive it, will read it as belonging to that customer, and, using the same coaxial cable that every telecommunications provider uses, will send the signal through the cable, through to an install site on the inside wall of the residence, just like any other telecommunications service, and will be connected to a router, just like any other service.


Once the router is connected, it will be configured to the customers account, just like any other telecommunications service, but with FLRs service, will be configured to the tablet that FLR will provide to the customer, and inside WiFi will be achieved, as well as general broadband and data service.


Once the router is configured, the streaming video kit will be configured for wireless, and will be connected to the customers T.V., and activated. Or, the streaming kit could be connected to the T.V. with a standard cable to a router port, depending on the location of the T.V. and customer preference.


Once the streaming video is activated, the Skype app. will be configured to the residents smartphone and activated.


At that point, the installer and the residents will reach the WOW point, jumping for joy!


Proceeds will be utilized in strict accordance with those budget calculations and for install and activation.










47


Accordingly, as the budget may be measured by the amount of any proceeds at any one given time, and then the project sector may be scaled accordingly, there would be no need to raise additional funds for that sector.


For example, if this offering raises just an initial $600,000.00, then that amount would go towards the installation of one of the big sending radios, and 80 receiving radios in homes. The only reason that the full 80 may not be installed at the outset would be the result of needing a higher capacity hardware install at the peering point. As these costs are generally known, and may be calculated, in fact, whether such additional capacity will be needed at any given sector would not be known until the install begins.


All such calculations and variations of this theme have long been worked out, and are overcome at a price/density ratio point that would allow for the 80 customer accounts to be placed on the big radio.


In terms of scaling, thus, if $6,000,000.00[26] from this offering were achieved, for example, the number of pieces of hardware would simply be multiplied to accommodate that funding award, and so forth.


K . Any engineering, management or similar reports:


For the purposes of this offering circular, and the requirements of inclusiveness in order to provide to the potential investor with enough information by which to make an investment decision, there have been no engineering, management or similar reports which have which have been prepared or provided for external use by FLR or by a principal underwriter:











48






L . Segment Data:


FLR has no segment data. FlR reviewed the general definitions of segment data, and as a reference provides this link:
http://www.investopedia.com/articles/stocks/06/segmentdata.asp.


FLR states here that, it is not yet a company of the size that would yield such segment data at this time.


In addition, FLR does not yet have an operating history that could provide the underlying information so as to calculate for segment data.


FLR would, however, anticipate achieving such valuable information and calculations in the future.




VI.


ITEM 5.


DESCRIPTION OF PROPERTY




The location and general character of the principal plants, and other materially important physical properties of the issuer and its subsidiaries:


 If any such property is not held in fee or is held subject to any major encumbrance, so state and briefly describe how held:


To the greatest extent possible, the FLR seeks to avoid owning any property in fee simple. FLR elaborates on this in other sections above. Such expenses, often promoted by vendors of such components as cell. towers, have resulted, historically, in both unnecessary and unsustainable, and therefore, unprofitable results.


Once the basic middle mile and last mile outside infrastructure are in place, FLR will implement a kit system that that, FLR believes, will result in the successful end user consumer component of its business plan. Since FLR will not be selling a product, like a








49


car or a bicycle, and since broadband is invisible radio waves configured to computers,
FLR found that it needed a way to brand its service and the consumer items that come with it. Driving a lot of the discussion was FLRs research into the issue of user adoption rates for rural electrification. By comparison, since FLR would not be selling electric irons, or refrigerators or washing machines, and since FLR is branding its systems like a customers first car, FLR arrived at the kit idea. A new first car owner, for example, may want to buy a used car and install a new stereo system, a kit. Or, maybe a new set of wheels and tires, another kit. Or, an engine upgrade, another kit.


FLR wants something that will take the customer to The Shop like a car parts shop to pick up items for their kit. At the same time, however, upon activation of the account, kit parts are slated to arrive by overnight courier, like FedEx, containing the first components, likely an apparel set, and the tablet. Since the tablet can be used anywhere, FLR will encourage the new customer to take it anywhere where there is public WiFi, like a library or Starbucks, and read the instructions and become comfortable with it.


FLR thought to deliver the streaming video kits to the customer as well, but, in the beginning, has decided that having the customer come by The Shop to pick up your streaming video kit will be the best way to show the customer how to use it.




Similarly with the Skype app. FLR anticipates that, likely, 100% of the customers will come to The Shop to pick up the Skype component of their kit.


Thus, all of these items, plus the router, and the streaming services that the customer selects, will be a part of the framing and branding of the service that, for the customer, begins with the kit. FLR likes this idea and plans to implement it, and expand upon it with, for example, holiday add-ons like discount pricing on other tablets, or upgrades to tablets and streaming kits and the like. FLR will be no different than the other companies that offer the same programs to customers in urban and suburban areas, and does not want to be different. All persons in rural America should be at the same level of technology access and consumer benefits as those in the urban and suburban areas of America.












50


Put another way, the era of cable is coming to my farm any time now, has largely ended. Further, the era of cell. towers for rural areas, has also largely ended. Those two self-limiting sectors never adjusted their business models to suit the needs of rural America, and have, accordingly, and for good and sound business reasons limited to their narrow function, abandoned the rural sector.


As detailed in other sections of this offering circular, however, the projects will rely for both middle mile and last mile on both fiber, wireless and satellite interconnector points. For the reasons stated in those other sections in this offering circular, because, those sector companies already own their own assets, long term leases make the best business sense.


FLR provides here further substantive disclosure concerning the potential impact if the its current strategy is unsuccessful. This should include, but is not limited to, the effect to business operations if the FLRs projected plan concerning physical property is unsuccessful.


FLR described in other sections of this offering circular the extensive and well-defined market sector companies for the interconnector industry. Thus, a recipe for failure would be were FLR to go outside those well-known companies that can be of the best help to FLR. By avoiding the utilization of those unneeded companies and components, FlR, by default, avoids making what could be a fatal decision to incur unnecessary costs, such as would drive up the project price with no corresponding benefit to the project, the consumer or to the investors.


Thus, for example, if, instead of placing a middle mile base station at a location where there is an existing broadband connection, for no apparent reason, FLR were to place it at a location nearby that has no broadband connection, FLR would have to absorb the cost of digging the trench, laying the fiber and establishing the connection, things that could have been avoided by simply using a location that already has a connection.


Or, for example, in a case where there is a cell. tower within a range where a middle mile sending radio could be placed under a standard lease with say, American Tower. If FLR were to go through the expense of placing a new tower nearby, for no apparent reason, FLR would, similarly unreasonably spend investor funds to accomplish the same objective that a simple lease with the tower company would provide.








51


Thus, questions of physical property in the interconnector sector are well-known, well-defined, and there is a robust and competitive business sector already in place that can accommodate all aspects of this component of FLRs business. Were FLR to go outside of this well-known industry, which it will not do, that is where the investor would be concerned.


VII.


ITEM 6 .


DIRECTORS, EXECUTIVE OFFICERS


AND SIGNIFICANT EMPLOYEES




                A . DIRECTORS


Tony Ramos - Board Chair


Age: 62


Term of Service in Office: original founding member since 2009


Procedure for selection: shareholder vote




David J. Karre, M.L.S.,  Vice Chair


Age: 68


Term of Service in Office: original founding member since 2009




Procedure for selection: shareholder vote














52


Thomas A. Burke, Esquire, Voting Board Member


Age: 57


Term of Service in Office: original founding member since 2009




Procedure for selection: shareholder vote






Olekanma A. Ekekwe, Esquire, Voting Board Member


Age: 46


Term of Service in Office: original founding member since 2009




Procedure for selection: shareholder vote




Greg Ramos, Voting Board Member


Age: 60


Term of Service in Office: original founding member since 2009




Procedure for selection: shareholder vote




Frederick Ench, Voting member


Age: 67


Term of Service in Office: newly elected








53




Procedure for selection: shareholder vote




Brandi Rozelle, Voting Board Member


Age: 36


Term of Service in Office: newly elected, but an original founding member since 2009




Procedure for selection: shareholder vote







                B . EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES


Tony Ramos, President


David J. Karre, M.B.A.,M.L.S., Vice President


Thomas A. Burke, Esquire, Secretary


Olekanma A. Ekekwe, Esquire, Treasurer






C . FAMILY MEMBERS


There are no officers, directors or significant employees who have family members in any such corresponding position, or who have any controlling voting interest over such persons. Greg Ramos is the brother of Tony Ramos. The two do not share the same house, or live in the same State.














54




D . BUSINESS EXPERIENCE


Experience and principal occupations, employment and business experience:


Tony Ramos


Dates of employment                        Title
Company                   Duties
______________________________________________________________________
March 1, 2009-present                        Founder & President
FLR & predecessors         Start up



                                                                       and run

                                                                       company
January 29, 2017                                      President &
                                                                  Board Chair
                          RBC                           President

                                                                      & Board

                                                                      Chair


Supplemental: Leader. Third generation self-made entrepreneur. Member of the elite professional political sector in Washington, D.C. of originators of Congressional legislation. Veteran fundraiser. Member of the elite professional political sector in Washington, D.C., of originators of significant political policy/action campaigns. Writer and Issuer of JOBS Act offerings, filings and shares.


In addition, regulators requested that the following additional information be provided as to each officer and director:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Ramos holds no shares in FLR;


         b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Ramos intends no subscription to the shares;












55


c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Ramos has a significant material interest, as the majority shareholder of the parent company, Rural Broadband Company, Inc. (RBC) in all facets of FLR. He does not, however, hold any contracts with FLR, and, in addition, RBCs shares are exactly like those of the other shareholders: common/voting;


        d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, FLR, its parent, RBC, and its sister companies, all intend to pay Mr. Ramos according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


FLR and the other companies, do, however, wish to inform investors that such compensation, in exchange for nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.


David J. Karre, M.B.A., M.L.S.


Dates of employment                        Title
Company                   Duties
______________________________________________________________________
March, 2009-present                                Founder/Officer/Director
RBC Companies                   Founder


March 1, 2012-present                        CEO (now retired)        Four
County                        CEO
                                                                Library System
February 1, 2017- present                Vice President                Finger
Lakes
                                                                  Vice Chair of
                 Region Rural
                                                                  the Board
                  Broadband

                         Company, Inc.                   V.P. & Vice

                                                                   Chair








56






Supplemental:Company pioneer. Founding member, 2009. Leader. Former Chief Executive Officer of large, rural library system in New York, 42 libraries. Project organizer and leader for rural city sidewalk Internet company projects. Highly experienced local, State and Federal lobbyist. Veteran fundraiser. Master of Business Administration and Master of Library Science degrees.


In addition, regulators requested that the following additional information be provided as to each officer and director:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Karre holds 11,765 shares in FLR;


         b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Karre intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Karre has a significant material interest, as a founding shareholder in all facets of FLR. He does not, however, hold any contracts with FLR, and, in addition, his shares are exactly like those of the other shareholders: common/voting;


        d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, FLR, its parent, RBC, and its sister companies, all intend to pay Mr. Karre according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.






57


FLR and the other companies, do, however, wish to inform investors that such compensation, in exchange for nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.


Thomas A. Burke, Esquire
Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2009 - present                Founder/officer/director           RBC
founding companies    officer/director


January 29, 2017                         Corporate Secretary
    FLR                       Corporate
                                                      & Voting Board
                                                 Secretary &
                                                      Member
                                                    Voting Board

                                                           Member
March 1, 2012 - present            Attorney[27]


Supplemental: Company pioneer. Founding member, 2009. Significant experience with government procurement. Has secured more than $10 million in rural technology grants from the State of New York.


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Burke holds no shares in FLR. This said, FLR intends to provide to him certain shares for services, as it has done for other officers and directors;


         b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Burke intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Burke has a significant material interest, as a founding member in all facets of FLR. He owns shares in our other companies. He does not, however, hold any contracts with FLR;
58



d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, FLR, its parent, RBC, and its sister companies, all intend to pay Mr. Burke according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


FLR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.






Olekanma A. Ekekwe, Esquire


Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2009 - present                   Founder/director           RBC
founding companies            officer/director


January 29, 2017                            Corporate Treasurer
      FLR                            Treasurer
                                                        & Voting
                                                              & Voting
                                                        Board
                                                               Board
                                                        Member
                                                            Member

March 1, 2012 - present                Attorney[28]




Supplemental: Company pioneer. Founding member, 2009. Litigator. Significant experience in corporate governance.












59








Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Ms. Ekekwe holds no shares in FLR. This said, FLR intends to provide to her certain shares for services, as it has done for other officers and directors;


        b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Ms. Ekekwe intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Ms. Ekekwe has a material interest, as a trustee for escrow funds, pursuant to an escrow agreement. She owns no shares of any of the companies;


d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, FLR, its parent, RBC, and its sister companies, all intend to pay Ms. Ekekwe according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


FLR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.















60


Frederick Ench, Independent Consultant on Issues of Native American Policy


Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2012 - present                     Independent Consultant
  Self                Consultant on

                                                              Issues of Native

                                                              American Policy
January 29, 2017                        Voting Board
                                         Member
        FLR                    Voting

                                                              Board

                                                              Member





Supplemental: Significant professional experience on issues of planning, organization and funding for Native American regions and lands.


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Ench holds no shares in FLR. This said, FLR intends to provide to him certain shares for services, as it has done for other officers and directors;



 b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Ench intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Ench has no significant material interest in FLR. He owns no shares in any of the companies, including in FLR. He does not hold any contracts with any of the companies, including FLR;








61


d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, FLR, its parent, RBC, and its sister companies, all intend to pay Mr. Ench according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.




FLR and the other companies, do, however, wish to inform investors that such compensation, in exchange for largely uncompensated service, will be made and is deserved.




Greg Ramos, Large Project Consultant


Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2009 - present                              Founder            RBC
founding companies                   Consultant


January 29, 2017                                      Voting                FLR
                                                  Voting
                                                                  Board
                                                                 Board
                                                                  Member
                                                               Member
March 1, 2013 - present                          Consultant         Par Steel
Shelving &

             Equipment Co.                                 Consultant




Supplemental: Company pioneer. Founding member, 2009. United States Army (Retired after 25 years of service) Significant experience in large scale military and civilian outdoor project organization and implementation.


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Mr. Ramos holds 7,526 shares in FLR. This said, FLR intends to provide to him certain shares for services, as it has done for other officers and directors;


62


 b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Mr. Ramos intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Mr. Ramos has no significant material interest in FLR. He owns shares in FLR. He does not hold any contracts with any of the companies, including FLR;


d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, FLR, its parent, RBC, and its sister companies, all intend to pay Mr. Ramos according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


FLR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.
































63


Brandi Rozelle, Library Manager


Dates of employment                        Title
Company                   Duties
______________________________________________________________________


March 1, 2009 - present                              Founder            RBC
founding companies                   Libraries


Consultant


January 29, 2017                                      Voting
           FLR                                      Voting
                                                                  Board
                                                                    Board
                                                                  Member
                                                                  Member


March 1, 2012 - present                          Manager             Waterloo
Library                                Manager






Supplemental: Company pioneer. Founding member, 2009. Ms. Rozelle has consulted to us on issues of libraries as community anchor institutions and as centers for the expansion of the user adoption rate for broadband in rural areas, since our founding. Ms. Rozelle holds a Master's of LIbrary Science Degree from the University at Buffalo.


Additional information:


        a ) the amount of securities of the Issuer held by the person as of the thirtieth day before the filing of the registration statement:


Ms. Rozelle holds 7,526 shares in FLR. This said, FLR intends to provide to her certain shares for services, as it has done for other officers and directors;




 b ) the amount of securities covered by the registration statement to which the person has indicated an intention to subscribe:


Ms. Rozelle intends no subscription to the shares;


        c ) a description of any material interest of the person in any material transaction with the issuer or a significant subsidiary effected within the previous three years or proposed to be effected:


Ms. Rozelle has no significant material interest in FLR. She does not hold any contracts with any of the companies, including FLR;




64
d ) the estimated remuneration to be paid during the next 12 months, directly or indirectly, by the Issuer and all predecessors, parents, subsidiaries, and affiliates of the Issuer:


The Issuer, FLR, its parent, RBC, and its sister companies, all intend to pay Ms. Rozelle according to a formula that will be created by a professional compensation specialist, reviewed and adopted by the boards of all of the companies, and then disbursed according to that formula. All of the founding members will participate, but, as of yet, no such discussions have been held.


FLR and the other companies, do, however, wish to inform investors that such compensation, in exchange for the nearly eight years of dedicated, and largely uncompensated service, will be made and is deserved by the founders.




E . Involvement in certain legal proceedings


1 . Bankruptcy or State insolvency:


There are no members of our group who have been involved in such proceedings.




2 . Criminal proceedings:


There are no members of our group who have been involved in any material proceedings.


3 . Other legal proceedings:


FLR is involved in no other legal proceedings.


4 . Policy proceedings:


Investor should also be made aware of RBCs robust policy shop in Washington, D.C.


The path to rural broadband in America must, of necessity with such a large national issue, run through Washington.






65


For this reason, FLR has already begun the long process of drafting legislation that will direct all federal government rural infrastructure components into one piece of legislation and just one government department or agency. FLR calls the project, The Rural Digital Data Act, and it has a website at www.digeday.com.


In addition, and however, RBC and its subsidiaries make formal comments to Federal and State agencies on issues of broadband, broadband in libraries and in other community anchor institutions that serve vulnerable populations.


Thus, its policy shop positions the companies to drive and keep the focus on rural America, and they are fast becoming known as experts in the field.




VIII.


ITEM 7 .


REMUNERATION OF DIRECTORS AND OFFICERS




A . Annual remuneration:


As indicated above, FLR has not yet arrived at the point where it will retain the services of a professional compensation expert to guide it on this issue;




B . Proposed remuneration payments:


As we indicate above, FLR has not yet arrived at the point where it will retain the services of a professional compensation expert to guide it on this issue.




















66




IX.


ITEM 8.


SECURITY OWNERSHIP OF MANAGEMENT


AND CERTAIN SECURITYHOLDERS






A . Voting securities and principal holders thereof:


1 . By all officers individually:


David Karre owns 7,526 common/voting shares of FLR. His shares will be increased in accordance with the dilution formula shown above, and therefore, issuance of more treasury shares.


Mr. Ramos owns no shares, individually, in FLR, but rather his ownership interest is as a majority shareholder in RBC, which is the majority shareholder of FLR.


Thomas A. Burke, Esquire, owns no shares.


Olekanma A. Ekekwe, Esquire, owns no shares.


Brandi Rozelle owns 7,526 shares.


Greg Ramos owns 7,526 shares


2 . All officers as a group:


The officers own a combined total of 22,578 common/voting shares in FLR.
















67


3 . Each shareholder who owns more than 10% of any class of the issuers securities, including those shares subject to outstanding options, or any person, or entity, owning of record or owning beneficially, if known, 10% or more of the outstanding shares of any class of equity security of the Issuer, in Item 6 D., above:


Rural Broadband Company, Inc., owns 55% of FLR.


Lusosystems, Inc. owns 10% of FLR.




        B . Table of ownership:


1 . Pre-offering shares:


Consistent with the Amended Offering Circular, which is incorporated into the Amended Offering Statement by reference, those shareholders named therein all own shares of approximately 2% or less of shares owned before the offering, and will own their same respective percentages, according to the dilution formula, after the offering. Any new officers and directors will be provided with shares, considering dilution, in an amount of less than one half of one percent of all outstanding treasury shares.


Thus, in order to achieve a Regulation A funding offering of $20,000,000.00, the additional amount of 200,000 shares will be issued, and then an amount that, with the calculation of the dilution formula, will keep those shareholders at the same percentage as before this offering.


Thus, there will be no transfer of any pre-offering shares. Upon qualification, the new shares were issued, and existing shareholders were issued such additional shares as are consistent with the dilution formula set forth above. All dilution calculations are made by a person who holds a Ph.D. in mathematics.




2 . Control votes:


There are no persons who hold or share any voting power either pre-offering, or post-offering;










68


3 . 10% voting shares:


There are no persons who hold shares or the power to vote shares of 10% or more of any shares other than direct owners of those shares.




C . Non-voting securities and principal holders thereof:


All shares are common/voting shares;


D . Options, warrants, and rights:


Consistent with the one class/ one price rule there are no options, warrants or rights;


E . List all parents of FLR, showing the basis of control and as to each parent the percentage of voting securities owned or other basis of control by its immediate parent, if any:


1 . Parent:


Rural Broadband Company, Inc. is the parent and project organizing company for its subsidiaries, which are the operating companies.


RBC owns 55% of FLR.


2 . Basis of control:


majority ownership of shares;


3 . Percentage of shares: 55%






















69


X.


ITEM 9 .


 INTEREST OF MANAGEMENT


AND OTHERS IN CERTAIN TRANSACTIONS


Brief description of any transactions during the previous two years or any presently proposed transactions, to which FLR or any of its subsidiaries was or is to be a party, in which any of the following persons had or is to have a direct or indirect material interest, naming such person and stating his relationship to FLR, the nature of the interest in the transaction and, where practicable, the amount of such interest:




A . Any director or officer of the issuer:


All of the officers and directors will have, in the future, material interests in material transactions between FLR and any other companies or persons, and will work to make sure that such material interests with outsiders are in the best interests of FLR:




B . Any nominee for election as a director:


At the present time, there are no nominees for election as a director. Elections were concluded on January 29, 2017. The officers and directors shown in this amended offering circular are the class of 2017;




C . Any principal securityholder named in answer to Item 8 A., above:


There are no principal security holders who would hold any material interest in any material transactions that differ from those mentioned in Item 8 A, above;














70


D . If the issuer was incorporated or organized within the past three years, any promoter of the issuer:




The Issuers representative, Tony Ramos, is also the Issuer of JOBS Act/Rule 506 securities, and notice of same was filed by the uploading of Form Regulation D onto EDGAR upon the opening of that opportunity, in September, 2013.


See, EDGAR filing at:
www.sec.gov/Archives/edgar/data/1587999/000158799915000003/0001587999-15-000003
..txt;


E . Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of the issuer:


Greg Ramos is the brother of Tony Ramos. The two do not share the same house, or live in the same State. There are no relatives or spouses of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent of the issuer;


F . Material transactions involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services:


With this amended offering circular of February 20, 2017, the Issuer hereby advises that it has retained the escrow services of attorney Olekanma A. Ekekwe, in Washington, D.C. The issuer and attorney Ekekwe have signed an escrow contract which provides a 1.5% fee, based on the gross deposited amount, plus any administrative costs or expenses. All investor proceeds will be deposited, and therefore subject to lawyer regulatory action in the following account: Olekanma A. Ekekwe, as Trustee.


In addition, with this amended offering circular of February 23, 2017, the company advises that it has signed an escrow agreement, appointing a community bank as escrow agent, and that it has opened an escrow account with that bank.














71


With the exception of the Issuers representative, Mr. Ramos, there is no registrar for any such material transactions.


There is no trustee under a trust indenture, or any other material transactions.


There are no further similar services.


G . Material transactions or a series of similar transactions, including all periodic installments in the case of any lease or other agreement providing for periodic payments or installments that does not exceed $50,000:




There are no material transactions or a series of similar transactions, including all periodic installments in the case of any lease or other agreement providing for periodic payments or installments that does not exceed $50,000.00;


H . Where the interest of the specified person arises solely from the ownership of securities of the issuer and the specified person receives no extra or special benefit not shared on a pro-rata basis by all of the holders of securities of the class:


There are no persons specified whose interest arises solely from the ownership of securities of the issuer and where such specified person receives any extra or special benefit not shared on a pro-rata basis by all holders of securities of the class, the class being common/voting;


I . Material indirect relationships:


1 . There are no material indirect relationships from such persons position as a director of another corporation or organization which is a party to the transaction;


2. There are no material indirect relationships from the direct or indirect ownership by such person and all other persons specified in subparagraphs (1) through (5) above, in the aggregate, of less than a 10 percent equity interest in another person which is a party to the transaction;










72


3 . There are no material indirect relationships where the interest of such person arises solely from the holding of an equity interest (including a limited partnership interest but excluding a general partnership interest) or a creditor interest in another person which is a party to the transaction with the issuer or any of its subsidiaries and the transaction is not material to such other person;




4 . There are no material indirect relationships for any material underwriting discounts and commissions upon the sale of securities by the issuer where any of the specified persons was or is to be a principal underwriter or is a controlling person, or member, of a firm which was or is to be a principal underwriter;




5 . There are no material indirect relationships as to any transaction involving the purchase or sale of assets by or to any issuer or any subsidiary, otherwise than in the ordinary course of business, and thus, no cost of the assets to the purchaser and, if acquired by the seller within two years prior to the transaction, or costs thereof to the seller;


6 . There are no material indirect relationships involving any material transactions which involve remuneration from the issuer or its subsidiaries, directly or indirectly, to any of the specified persons for services in any capacity unless the interest of such persons arises solely from the ownership individually and in the aggregate of less than 10 percent of any class of equity securities of another corporation furnishing the services to the issuer or its subsidiaries.


In addition, there are no persons on whose behalf any part of the offering is to be made in a non-issuer distribution, except to the extent that any authorized distributions by third-party sellers, who have not yet been retained, are made.






















73




XI.


ITEM 10 .


SECURITIES BEING OFFERED


A . Capital stock:


l . title of class: common;


2 . dividend rights: FLR has not yet discussed dividends, and plans to do so only in the context of retaining a compensation expert to guide it on this issue;


3 . voting rights: common to all. All shareholders have one vote for each share owned;




4 . liquidation rights:


Shareholder liquidation rights have not been discussed as of yet. Shareholder resale rights are governed by the Reg. A+ rules within the first 12 months of sale, and, in aggregate, cannot exceed 30% of the total shares sold. Further, excepting this modification to Rule 144 of the SEC, any such sellers must comply with the remaining portions of the rule;


5 . preemptive rights:


There are no preemptive rights, and no contracts for any preemptive rights, and thus, the one class / one price format is maintained. In general, however, all shareholders will be issued additional shares with each successive new issue, consistent with their amounts held and as calculated using the dilution formula shown above;


6 . conversion rights:


There are no conversion rights because there is only one class of stock: common/voting;










74




7. redemption provisions:


There has been no discussion, yet, as to any redemption of shares, and same will take place upon the retainer of a compensation and shares expert in order to provide guidance;


8 . sinking fund provisions:


As there are no bonds being sold in this offering, there are no sinking fund provisions ;


9 . liability to further calls or to assessment by the issuer:


Because the qualification application is limited to $6 million[29] to be sold by third-party sellers, there will be no calls or assessments by FLR, without further application and qualification;


                B . debt securities are being offered:


There are no debt securities being offered as all shares in the offering are one class/ one price.


C . warrants, rights, or convertible securities:


D . blockchain technology:


The company will utilize blockchain technology as outlined in Section XV. -
 ITEM 14. ALTERNATIVE PAYMENT METHODS ON BLOCKCHAIN TECHNOLOGY, below.


The utilization of such technology, however, remains pegged to the single class of share being offered herein.


75




There are no warrants, rights or convertible securities as all shares are one class/ one price.


E . Balance sheet[30]:


Assets


Current Assets[31]                2014                        2015
          2016                2017


Cash                        0                        2,936.10                0
              0




Accounts
receivable                0                        0                        0
             0


Inventory[32]                0                        0
0                0


Prepaid
expenses[33]                0                        0                        0
               0


Short-term                                        0                        0
            0
investments


Total current assets                0                        0
      0                0














76


Fixed (long-term)
Assets


        Long-term
        investments                0                        0
     0                0


Property,
        plant & equipment
        (less accumulated
        depreciation)[34]
0                        0                        0                0


        Intangible assets        0                        0
   0                0


Total fixed assets                0                        0
    0                0




Other Assets


        Deferred income        0                        0
 0                0


        Other                        0                        0
       0                0


Total Other Assets                0                        0
    0




Total Assets                        0                        0
      0                0
















77








Liabilities & Owners Equity


Current Liabilities


        Accounts payable
                                           0                         0
              0                0


        Short-term loans        0                        0
  0                0


        Income taxes
            payable
                                    0                        0
      0                0


        Accrued salaries
             & wages
                                            0                         0
               0                0


        Unearned income        0                        0
 0                0


        Current portion of
        long-term debt        0                        0
0                0


Total current liabilities        0                        0
   0                0




Long-term Liabilities


        Long-term debt        0                        0
0                0


        Deferred income      0
        tax                                                0
    0                0
        Other                        0                        0
       0                0






78










Total long-term liabilities                                0
    0                0




Owners Equity


        Owners
           investment                0                        0
       0                0


        Retained earnings        0                        0
   0                0


        Other                        0                        0
       0                0


Total owners equity                0                        0
     0                0




Total Liabilities
& Owners Equity                0                         0
  0                0




E . Statements of income, cash flows, and other stockholder equity:


Aside from the information provided in this offering circular, there are no other statements of income, cash flows or other stockholder equity;


F . Financial Statements of Businesses Acquired or to be Acquired:


There are no businesses which have been acquired, and, at the present time, no plans to acquire any businesses, and thus, there are no financial statements other than any which are contained in this offering circular.


This being said, in terms of future and long-term planning, FLR will likely acquire certain businesses, for example, small, local broadband companies, where existing middle mile infrastructure makes such purchases feasible and also where such purchases, with an existing customer base, may allow for ease of expansion into contiguous unserved areas.










79




XII.


ITEM 11.


THIRD-PARTY SELLERS


None as of the date of this amendment.






























































80










XIII.


ITEM 12.


COMPLIANCE - FOREIGN INVESTMENT AND
NATIONAL SECURITY ACT OF 2007


All foreign investors shall make a nominal initial deposit into the Company. Such deposit must be made from the institution which will provide any investment funds, must show the name of the investing company, and the full contact information of the sender must be provided.


Upon receipt of such nominal deposit, the information will be turned over to the office of the Foreign Investment and National Security Act of 2007, for clearance.


No investor contracts shall be concluded until such time as the nominal deposit has been cleared, and the above-mentioned due diligence information provided.




XIV.


 ITEM 13.


ANTI-MONEY LAUNDERING &
REPORTING OF SUSPICIOUS ACTIVITY


The SEC has provided guidance with respect to companies protecting themselves from money laundering and other suspicious activities by investors.[35]


Further, our companies wish to take further precautions on behalf of our escrow agents.


This being said, the various protecting legislation, rules and guidelines do not apply specifically to issuing companies. Our companies, therefore, here, give notice of voluntary compliance and adherence to such legislation, rules and guidelines.






81
To this end, investors are advised that, for all investments of three thousand dollars ($3,000.00) or more, a nominal deposit into the company account will be required, if being made electronically, prior to the acceptance of any investor funds into escrow.


For all investments of of three thousand dollars ($3,000.00) or more, in the form of a paper instrument, the name and full address of the investor must appear on the instrument, and a pdf. copy must be provided to the company before being sent to the escrow agent.


Pursuant to all escrow agreements currently in effect with the companies, the escrow agent shall have the discretion to reject any funds into escrow, or to demand further documentation in support of the funds.


Any information concerning investments deemed by the escrow agents to be suspicious will be turned over, on a voluntary basis, by the companies, to the appropriate law enforcement agencies shown in the SEC guidance document.


XV.


 ITEM 14.


ALTERNATIVE PAYMENT METHODS
ON BLOCKCHAIN TECHNOLOGY


The company provides to investors various payment methods, including bank wire transfers, certified checks, and Paypal.


All investor funds go, initially, into the escrow account, pending the election by the investor on the 3-day right of withdrawal as outlined in this offering circular.


In addition, investors may make purchases and payments using payment methods and blockchain services.


Investors may purchase shares using the payment service, BitPay, where the company maintains an account at www.bitpay.com.












82
As of the date of this amendment, the company, in addition to providing the shares purchased, and thus a tangible value to the investor, has registered a token at www.coinbase.com.


As of the date of this amendment, the token is pegged to Bitcoin. The investor, thus, may obtain the Bitcoins purchased amount by plugging in the investment dollar amount into the converter at www.coinbase.com, or utilizing any other such converter that is available online.




XVI.


ITEM 15.


REQUEST FOR CONTINUING QUALIFICATION


Finger Lakes Region Rural Broadband Company, Inc., hereby requests continuing qualification of this offering.






































83
________________
[1] Current amendments made after Blue Sky qualification by the State of New
York.
[2] Expenses of this Offering Circular are borne exclusively by the Issuer.
[3] 17 CFR 230.253
[4] The minimum for this offering is $5,000.00 and the maximum is $20 million of which up to $6 million may be sold by third-party sellers, and/or of which up to the full $20 million may be sold by the Issuer's representative. All offers to be finalized in the State of New York by the Issuer's representative/dealer, which is the situs of the Blue Sky qualification for this offering.
[5] Subject to final price negotiation by third-party sellers.
[6] No shares offered on account of any securities holders. (Minus) Escrow fees, (and) costs and third-party seller commissions, bonuses, and administrative costs will be deducted from the amount provided by the investor.


[7] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.


[8] The minimum for this offering is $5,000.00, and maximum for this offering is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.






[9] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.




[10] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.


[11] The minimum for this offering is $5,000.00, and maximum for this offering is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.




[12] The minimum for this offering is $5,000.00, and maximum for this offering is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.




[13] See, PUBLIC NOTICE, Federal Communications Commission, DA 13324, Released:
March 1, 2013 Office of Engineering and Technology Authorizes TV White Space Database Administrators to Provide Service to Unlicensed Devices Operating on Unused TV Spectrum Nationwide,
ET Docket No. 04186.


[14] See, In Re Donald J. Trump Casino Securities Litigation - Taj Mahal Litigation, 7 F.3d 357 (3rd Cir. 1993)
[15] See, Section 3 (b) (2) (C ), SEC Rules, JOBS Act and Rule 405, SEC Rules [16] During the course of that survey period, Mr. Ramos mistakenly stated the effective date of JOBS Act/ Rule 506 in offering documents being prepared in anticipation of being offered in the State of Florida. He resolved the issue with a pledge to avoid any such misstatements in the future. The matter is reported here:http://www.flofr.com/StaticPages/documents/OFRMonthlyReport122013.pdf.
[17] Confirmed by SEC counsel, Zach Fallon.
[18] Thus, no secondary sellers, including underwriters or brokers or dealers, and therefore, no additional fees for this first offering. Subject to change upon qualification and amendment of this offering circular upon any new distribution plan, consistent with Regulation A rules governing this offering circular.
[19] The minimum for this offering is $5,000.00, and maximum for this offering is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.


[20] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.




[21] As amended, effective June 19, 2015.
[22] See, www.fcc.gov/encyclopedia/rural-broadband-experiments
[23] Rural Broadband Company, Inc.
[24] A useful analogy is with the earlier implementation of rural electrification in the United States.
[25] All are making JOBS Act - Regulation A - Tier 1 application for qualification. The other three, in addition to FLR are: Mid-Hudson Region Rural Broadband Company, Inc. (MHR), Southern Tier Region Region Rural Broadband Company, Inc., and Western Gateway Region Region Rural Broadband Company, Inc. [26] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.




[27] Admitted to practice law in the State of Connecticut.
[28] Admitted to practice law in Washington, D.C.
[29] The minimum for this offering is $5,000.00 and the maximum is $20 million, including up to $6 million which may be sold by third-party sellers. Although offers may be made by anyone worldwide, all sales will be finalized with the Issuer's Representative signing the subscription agreement in the State of New York, where the offering is qualified for Blue Sky purposes by the Attorney General for the State of New York. Pursuant to New York General Business Law, the Issuer's Representative, Tony Ramos, in addition, and as a result of said New York qualification, may act as the Issuer's dealer. Thus, the Issuer may sell up to the full amount, $20 million, unless the third-party sellers sell some or all of the amount up to $6 million.




[30] Form 1-A, Part F/S (a)(1) & (b)(1)(2) & (3)(A).
[31] The company was formed specifically to comply with both pre and post-JOBS Act requirements for Rule 506.
[32] The company does not sell product, and thus would have no inventory.
[33] Prior to the formation of the company, so as to comply with JOBS Act requirements, the project area that encopasses the companys reach, together with other project areas, to include other applicant companies, did achieve significant prepaid expense funding relative to the applications for stimulus funding. All of this funding activity pre-dated JOBS Act, and occurred largely in the years 2009-2010. That original funding allowed for the initial development of the companys project areas and initial designs.
[34] The company will make every effort to avoid owning property, such as land sites for cell. towers, or buildings for base stations. Such property has been shown to be of a loss nature for such projects, and, in addition, there is already a well-developed industry for the cellular tower sector that makes the ownership of property for the projects largely unnecessary. Further, plant and equipment, for the most part, will be owned by either the original equipment manufacturer and/or the distributor, and leased to the company.
[35]
https://drive.google.com/file/d/0BxfFvX3PZFjzTHNnWC12MENNT3c/view?usp=sharing